UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10

General Form for Registration of Securities

Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

Penny Auction Solutions, Inc.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	27-3332009 (I.R.S. Employer Identification Number)

330 A Street, Suite 156, San Diego, CA (Address of principal executive offices)	92101 (Zip Code)

(866) 275-5260

(Registrant’s Telephone Number)

Securities to be registered pursuant to Section 12(b) of the Act:                None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.001 Par Value

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filter ☐	Accelerated filter	☐

Non-accelerated filter ☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Item 1.	Business.

Corporate Summary

Penny Auction Solutions, Inc. (the “Company”, “we”, “us” or “our”) is a development stage online pay-to-bid penny auction (or “PA”) company building the infrastructure to enable operation of fast paced auction communities where consumers can bid on items in one cent increments. Most of the communication between us and our customers will be distributed through the Internet. There will be no inventory as vendors will dropship the products directly to the winning bidder. The products offered for auction will be of a wide variety (TVs, cameras vacations, etc.) and will be purchased from many different suppliers. We do not expect to be dependent on any specific supplier as orders for product will be made prior to an auction. Through intensive marketing campaigns, we expect to reach out to a large number of potential customers with the intention to sign up a sufficient number of customers who we anticipate will become club members that purchase a membership plan for a set monthly fee. Some of the benefits of a club membership include savings on the purchase of bid packs, access to exclusive, high end auctions and free shipping on auction items won by the club member. Initially, the focus will be on the US market with a plan to potentially go worldwide thereafter. On March 28, 2012, we acquired the auction site owned by Nail Bidder, Inc., which we will enhance with the aim to create what we believe to be a best in class turn-key software solution for penny auctions. This acquisition was completed with stock purchase agreement for a total of 340,000 shares of our common stock. In addition, we have engaged in extensive market research reviewing a large number of service offerings within the penny auction markets. Through one of our acquisitions, we participated in limited revenue generating activities in 2011. However, because of the inadequacy of our infrastructure at the time to support expansion of the business and because of insufficient availability of funds, those revenue generating activities were terminated in August of 2012. Since that time we have not generated any revenues and we currently have no revenue generating activities. We were formed as a Nevada corporation on August 25, 2010. We consummated the purchase of our first penny auction website, Nail Bidder, Inc. (www.nailbidder.com) in March 2012.

Our executive offices are located at 330 A St. Ste. 156, San Diego, CA 92101 and our telephone number is (866) 275-5260. Our Internet address is www.pennyauctionsolutions.com. We have not incorporated by reference into this registration statement the information included on or linked from our website and you should not consider it to be part of this registration statement.

The Market

Penny auctions, also known as pay-to-bid or bidding fee auctions, are a relatively new online selling platform, however according to ALEXA, a company that tracks web-related statistics, (www.alexa.com), there were already 51 penny auction websites operating by June 30, 2015.

Potential Customers. Management believes that penny auctions have wide appeal among consumers, appealing to both young and old and males and females. Our target market is the many countries in which we plan to operate penny auctions, as well as the mobile internet market. Our target audience is online consumers who enjoy shopping, gaming and great deals.

Although users of our penny auction websites will have a broad array of characteristics, we expect many common trends among our potential users. Based on discussions with our competitors we provide hereafter a list of the demographics we believe exemplify the broad group of users that we expect will participate in our penny auctions:

•	Ages 18 to over 65
•	Per capita income of $20,000 to $100,000 among working individuals
•	Bargain hunters and deal seekers who desire to acquire big ticket retail items at a lower cost

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Potential Websites. We plan to replicate our sites in a number of languages, allowing us to operate throughout the world. Our team now has access to technology which allows us to convert our auction sites to a mobile (.mobi) website with very little time and effort. This will allow us to provide a user friendly environment for mobile users who prefer their content to better fit their smaller screen.

Many people already shop using their phones, and a lot of individuals around the globe only have access to the internet through their mobile phones. We believe that mobile phone internet usage is the future of the penny auction market. We believe that we are positioned to participate in the potentially vibrant penny auction space.

Our Business

We are an online pay-to-bid penny auction company that plans to capitalize on consumer demand from users who seek to bid on high end retail items at a fraction of their cost via a fun and exciting online experience.

Bid-to-Pay Auctions

Each auction begins at a price of zero and with a specified amount of time on a countdown clock. When a participant places a bid, the current price increments by a fixed amount ($0.01 in penny auctions), the bidder is immediately charged a nonrefundable bid fee ($0.50-$1.00), and the auction is extended by a set amount of time (10 to 15 seconds). If the time expires before another bid is placed, the last bidder pays the current price (on top of any bid fees incurred) and wins the object. The non-winning bidders also forfeit any bid fees incurred.

Our Penny Auctions

We anticipate that our penny auction websites will operate as fast-paced auction communities where consumers can bid on items in one-cent increments. In order to participate in our online penny auctions, each potential customer will be required to register as a member of one of our penny auction websites, which will allow the customer access to all auction items up for bid on that site. Members will then be required to purchase bid packs in increments of 20, 50, 100, or more at purchase prices ranging from $0.50 to $1.00 per bid. Our website members who purchase a bid pack are able to bid on any of our available auctions. When a member places a single bid on any auction item, the member has spent one bid of their bid pack purchase. Once a member places a bid, the bid is deducted from the total bid available to that user and will not be returned to the bidder. Each bid raises the price of an item by $0.01. The auctions will be timed and a timer will display on the screen that will count down to zero so each bidder can see the time remaining to bid. Smaller items may only be ten-minute auctions while larger items may last as long as several hours. However, as a bid is placed on a particular item, we will add ten seconds to the clock to provide other bidders an opportunity to keep bidding on that item. An auction ends when the timer reaches zero. The last bidder to place a bid before the clock reaches zero wins the item and may then purchase the item at the closing price.

According to the Job Market Paper1, Penny auction websites, such as the type we plan to offer, typically collect 150% or more of the value of a product because they keep the bid money that each bidder bids on a product. Therefore we expect to have a comfortable profit margin per auction item.

1 See “Consumer and Producer Behavior in the Market for Penny Auctions: A Theoretical and Empirical Analysis” Ned Augenblick (December 28, 2009)

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Growth Strategy

We intend to grow our business by focusing on the following key elements:

1.	Continue to maintain operations and support of Nailbidder.com website and total brand, as well as ensure scalability to support continued customer growth;
2.	Develop and deploy a complete Penny Auction (“PA”) Enterprise Model that is proprietary to us and use this platform to populate our global domains;
3.	Develop a proprietary PA Smart Phone Mobile application for global deployment;
4.	Develop an extensive customer retention program to acquire and retain more members than current industry ratios;
5.	Design and deploy a customer-centric presence on our sites to promote customer service; and
6.	Acquire additional penny auction web sites and operations to increase our market share and global presence.

Nailbidder.com website development

We completed our purchase of Nail Bidder, Inc., including the website www.nailbidder.com, in March 2012. Nailbidder is a penny auction website which was formed in 2010. The Nailbidder website generated over $170,000 in revenues in 2011 and at the closing of our acquisition had 18,000 registered users. We purchased all of the outstanding shares of Nailbidder from its stockholders in exchange for 340,000 shares of our common stock. Also, as part of the purchase terms, Evan Karsch (president and principal stockholder of Nailbidder) entered into a one-year consulting contract to assist us with the management of the website, operations, programming support, transition activities and ongoing support. As discussed above, because of our infrastructure at the time not being adequate to support expansion of the business and because of insufficient availability of funds, the Nailbidder revenue generating activities were terminated in August 2012.

Since our acquisition of Nailbidder in March 2012, we have been transitioning website and operations to our San Diego operations team and the technical support team. Ultimately, we anticipate that we will assume total operations of the website from an operations, marketing, and technical support perspective and eliminate all other dependencies from other current organizations that are supporting Nailbidder.com. We believe that we need an additional $150,000 in capital to bring the Nailbidder system to a point where it is operational and we expect that Nailbidder will be able to start operations within three months after such funding has been secured. However, we currently have no commitment for such funding nor can there be any assurance that we will secure such funding on acceptable terms or at all. We plan to use the Naibidder website for development of our “Enterprise” model to allow us to test certain features for inclusion in our enterprise site before launch.

Develop and Deploy Enterprise Penny Auction Model

As described previously, under “Nailbidder.com website development” we believe we will be able to restart our current penny auction website, Nailbidder.com and generate revenues from this website in the near term (approximately 3 months after having received approximately $150,000 in funding for this project). We believe this is possible due to the Nailbidder website being fully functional and only in need of minor programming adjustments. The ultimate goal, however, is to create a more robust and feature rich penny auction platform that will eventually replace Nailbidder.com. We expect this new platform to be named our Enterprise Version and will contain a mobile application, multiple language platforms and an updated IT model that we believe will allow us to deploy future sites more quickly and efficiently. We believe this Enterprise Version model will allow us to strategically and efficiently deploy our penny auction platform to our domains. We expect that our enterprise platform will consist of all of the necessary components such as: an efficient, structured, secure, and scalable penny auction website model; a secure and reliable hosting center and platform of servers with 24/7 support; appropriate business / productivity tools to manage and monitor the technical operations; “Standard Operating Procedures” handbook of operations; and fully trained management, operations, and technical personnel. During development, we will prepare our deployment strategy, including the determination of which domains and countries in which to deploy our penny auction platform and the associated timing; and the total support (management, operations, technical, customer service, shipping, public relations, accounting, etc.). As soon as we have the required funding in place we anticipate commencing development of the above described “Enterprise” model. We anticipate that development time will be between 12 and 24 months and that required funds will amount to approximately $750,000, in addition to the funds necessary to get to this stage of operations. This approach is expected to allow us to leave Nailbidder intact and functioning throughout the development phase of the “Enterprise” model and keep a steady and increasing stream of revenue from its operations. We currently have no commitment for the $750,000 in necessary funding, nor can there be any assurance that we will secure such funding on acceptable terms or at all.

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Develop and Deploy Mobile Penny Auction Mobile Application

A critical part of our projected growth model is the development and deployment of a penny auction mobile computing device application that is very feature rich and attuned to our penny auction websites. As part of this initiative, we will need to conduct appropriate research into “smart app” development companies as well as potentially survey our customer base as to what features they would find critical or useful to using a PA smart app. The goal of this application is to drive traffic to our penny auction sites, increase the active time and spending while on a penny auction site, provide incentives to keep our members returning more often, and to host deals and specials available only through the smart app. We also intend to develop applications for any tablet-like devices as well such as the iPad©, Kindle©, and PC tablets. There are almost 3 billion mobile internet users in the world actively buying goods and services on a daily basis1. Gambling enthusiasts and shopaholics are already flocking to penny auctions and the mobile market is quickly becoming a great way to reach this audience. In the US alone, purchases made on mobile devices topped $40 billion in 2014 and is estimated to exceed $50 billion in 20152.

This represents a huge potential for us to open up new markets and reach new customers on a global scale which may not otherwise be reached by traditional web-based penny auction sites.

1 http://www.statista.com/statistics/273018/number-of-internet-users-worldwide/

[2]	http://www.prnewswire.com/news-releases/global-online-gambling--betting-market-2014-254204531.html

Products and Services:

Free Solutions

The basic PA premise will dominate the service platform in which our members can sign up and use the site as a typical PA use would expect. However, there are some other suggested changes to the typical platform for consideration to enhance the members experience and therefore lead to an increase in customer retention and/or potentially increased bid purchases.

Beginner Auctions

We will provide a set of “beginner auctions” to any member that has not won at least one auction on a given PA site. The purpose of these auctions is to restrict the participation in these auctions to “new members” only and hence, less experienced members thereby decreasing the extent of the bidding and creating a greater chance of a new member winning an auction. Our expectation is that these auctions will serve as a “confidence builder” for new users and keep them engaged longer and lead to increased retention. There would be nothing exceptional about the auction or the items in this category. The only distinguishing characteristic is that these auctions can only be accessed by members who have not won at least one auction (on a particular site). The logistics, bidding, counter, etc. would all remain the same.

Auction Watch

The Auction Watch option would allow the members to sign up to be notified of upcoming auctions by category or by specific auction item. We intend to provide notification on a semi-specific category basis such as: iPhones, iPads, Play Stations, gift cards, laptops, bid packs, etc. In addition, we intend to offer notification on a specific listed auction.

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Monetized Solutions

In addition to our free membership, we plan to offer different levels of paid membership options with the following benefits: (i) ability to purchase bids at a discount; (ii) allow the use of “Buy it Now” and provide credits for bids placed in non-winning auctions; (iii) reduced or free shipping (depending on membership level); (iv) increase the threshold on number of auctions allowed to be won per month and (v) bid credits to count towards achieving “Frequent Bidder” status, which would provide the same benefits afforded paid members with additional enhancements without requiring any payment for membership.

Select Risks and Challenges

We are aware of a number of risk factors associated with our business model and discuss some of these below. For a complete discussion, please see our “Risk Factors” section beginning on page 11.

We are not currently operational have a prior limited operating history related to our Nailbidder.com website. We purchased our first penny auction website in March 2012 (Nailbidder) and had to shut down operations shortly after acquisition in August 2012 due to lack of funds. We do not have an operational penny auction website. Until we do, we will not generate any revenues. Although management has been engaged in developing the business for approximately 5 years, we cannot assure at this time that we will ever become operational or generating revenues or if we do become operational, that we will operate profitably or that we will have adequate working capital to meet our obligations as they become due. Management believes that our success will depend in large part on the development of technology, word of mouth promotion of our brand, and active marketing efforts, but we cannot guarantee such success.

Attracting adequate traffic to our websites is a critical factor in our ability to achieve profitability. We have sought advice of leading internet marketing firms and have designed a marketing plan that offers a high degree of potential success in driving adequate traffic to our future websites, such as advertising recent auction winners and the deep discount recognized.

We expect to incur losses for the near future. As with any start-up business, it will take time to ramp up our operations in order to overcome our fixed and overhead expenses. However, our fixed and overhead expenses are relatively low and easily managed. In addition, we have and plan to continue outsourcing several business functions so we can control our costs while allowing us to concentrate on our core competencies and focus on the activities to generate revenue and grow our customer base.

Auction Items and Inventory

In order to determine the types of items we will auction on our websites, we plan to consult ongoing marketplace surveys and reports issued by other penny auction sites and to rely on the advice of our merchandising department. Based on our research of the penny auction industry to date, we believe that the best products to auction include, but are not limited to, high-end electronics (i.e. iPhones, iPads, laptops, televisions, cameras, and computer games), hobby equipment, vacation packages, clothing accessories, gift cards, home décor items, and automobiles. We plan to obtain our merchandise from retailers such as Amazon.com, Best Buy, Apple, and Dell Computers, and wholesale product warehouses.

Our strategy in determining what to auction is based on several factors. First, we use our own discretion about the most popular or useful products that are trending in the general market place as a basis for selecting auctions items. Second, we are utilizing the past auction experience of the websites we have purchased as well as the reviewing the “closed auctions” of some of the leading penny auction websites. We can categorize the winning auctions and strategically plan what items work best at auction as well as the timing and quantities to offer. Third, some of the leading penny auction websites have free online materials for viewing that offer further insight on winning auction strategies, upcoming and planned auctions, the results of the auctions, and the amount of bidding activity level. All of these items above help us determine our best auction strategies as well as the type of products we can auction with the highest potential for success.

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The “exact” items we will auction at start-up or over any certain time will change over time based on the factors identified above. To us, it is not important as to the exact item we auction; rather it is far more important to assess the most reliable market information to guide us towards selecting products and services that will offer us the greatest potential for building a customer base and hosting profitable auctions. At any point in time on our planned auction site, there will most likely be a variety of items up for auction, depending upon the day and time. There are several categories of auctions that will be available to our website members and they will be able to search and find auctions of interest. Given our website technology and the auction experiences of the leading sites and the sites we have purchased, it will help us plan the amount of auctions, the type of auctions, the length of the auctions, and the start times. We can schedule and maintain planned auctions months in advance on the website for review by our members.

We do not anticipate that we will maintain any general inventory. We plan to purchase auction items from leading retailers after the auction for an item has closed. After collecting the closing bid amount from the winning bidder, we will order the item from appropriate retailer to then drop-ship the item directly to the winning bidder. Therefore, we do not see a current need to purchase and stock any inventory onsite at our office. However, there “may” be a few very selective items in the distant future that we may want to inventory but we cannot see an immediate need for an inventory. Most of the auction companies in business rarely hold inventory as well. The leading auction sites use the same “drop-ship” method as we are planning to utilize. Of course this controls risks and costs associated with inventory, shipping, returns, and customer service.

In order to minimize our product and service costs, we plan on purchasing items on a wholesale basis as much as possible and to become a “preferred” customer at many retailers so we can take advantage of any discounts and special offers. In addition, we may have products and services donated to us for auction as part of potential cross marketing initiatives. However, our business model does not depend upon securing a wholesale price or discount pricing to be profitable. We do not expect any major seasonality in revenue. The following paragraph under the title of “Revenue Model” will explain how we generate revenues.

Revenue Model

The Revenue Model: The Pay-Bid market generates revenue from four (4) sources:

1.    Bid Packs: Bidders in the marketplace pay the bid-fee upfront to the auction site. The penny auction business model generates revenue when a member chooses to purchase a “bid pack” for the right to bid. The bid packs are offered in specific pre-determined quantities such noted above. The price of these “bid packs” vary as well. Typically, the lower the bid pack purchased, the higher the cost. Each “bid” in the bid pack has a cost associated with it. Assume we offer our “100 Bid Pack” for $50. This equates to each bid in the bid pack costing 50 cents. When a member places a single bid on any auction item, they have one less bid to spend and they just used 50 cents of their bid inventory to place that bid. However, the money gets spent by the member up front when they purchase a bid pack and we collect the funds immediately. In this case, we collected $50 for the bid pack. At this point, we are not overly concerned with when the user chooses to use his or her bids or what items they choose to bid on at auction. They have 100 bids to spend at any time and we collected the full $50 up front.

We anticipate that we will earn revenue through the sale of “bid packs” on our penny auction websites. Bid packs, a group of bids sold in increments of 20, 50, 100, or more, are the instruments that are predominately used in the penny auction industry to allow a member to bid on auction items. Bid packs must be purchased before a member can bid on an auction item. Bid packs will enable a member to bid on any of our then current auctions.

2.    Final Cost: Each time a bid is employed it increments and extends the auction. When the auction timer expires the winner pays for the winning auction item. For example, if the auction price for an iPad increased from $-0- (starting cost) to $20.00 (final auction price), the final winner will pay us $20.00.

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3.    Subscription Model: We intend to offer paid membership options affording members additional benefits and enhancements based upon the membership level purchased. We would expect to charge membership fees between $9.95 and $19.95 per month---see “Monetized Solutions” above.

4.    Advertising revenues: During the bidding process we will allow product and service promotions on the screen for which promotions we will charge certain fees.

Marketing

We plan to implement multiple strategies to market our penny auction websites and gain national recognition. We anticipate that our primary target audience will be big spenders on other penny auctions websites and individuals we attract to our websites via our marketing strategies. We have researched the user bases and characteristics of our top competitors in the penny auction industry. Based on this research we have identified and profiled the big spenders by age group, income, education level, online habits, and family status. We have also identified the main pay per click keywords that our top four competitors are targeting for arbitrage. Using this information we plan to engage a top internet marketing agency to design and implement an online and offline marketing campaign to drive traffic to our websites. We have identified the following marketing channels and outlets to promote our business and websites: online banner advertisements, pay-per-click advertisements, online commercials, pop-up advertisements, television advertisements, radio advertisements, opt-in email campaigns, affiliate website marketing, major newspaper advertisements (online and offline), search engine optimization techniques, co-op marketing campaigns with business partners, and public relations releases.

Competition

This section contains our analysis of our major competitors. These sites are examples of successful penny auction sites which have been operating for over 5 years in the US market and have gained traction.

•	Quibids.com – They are the market leader in the U.S. They have proven that the model is immensely profitable and that it’s not a mere fad, they have a strong ever-growing user base and the model has been successful in each country they have penetrated. Quibids recently began running television commercials in the US and it’s estimated they are reaching over 15 million households per month. They offer relatively the same products as the other top sites but tend to auction off more high-end consumer goods.

•	Bidcactus.com – One of the most popular penny auction websites in the United States. In their short history, they have managed to capture a larger segment of the penny auction market in America. Bidcactus.com has recently begun running television commercials in California. They offer relatively the same products as the other top sites but tend to auction off more cruises and gift cards.

•	Beezid.com – Has one of the best looking and user friendly web sites in the industry and will serve as a model for the Penny Auction Solutions web site. Beezid.com recently began buying TV ads on late-night Discovery Channel-owned TV networks, such as The Military Channel. They also recently acquired scoreit.com to expand their market share.

In addition to the competition we face from other online penny auction websites, we face competition from others in the online auction industry, including but not limited to eBay. Although it is not a penny auction-style website, many people have come to trust eBay as a source for purchasing retail items. The online auction industry is extremely competitive. These competitors have longer operating histories, greater name recognition, larger installed customer bases, and substantially greater financial and marketing resources than we do. We believe that the principal factors affecting competition in this proposed market include name recognition, our ability to offer desirable auction items, and our ability to receive referrals based on member confidence in our penny auction websites. Our ability to compete successfully in the industry will depend in large part upon our ability to market our penny auction websites and to respond effectively to changing consumer preferences and demand. We cannot assure that we will be able to compete successfully in the online auction industry, or that future competition will not have a material adverse effect on our business, operating results, and financial condition.

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Intellectual Property

Intellectual property is an important element of our business. We expect to rely on a combination of copyright, trademark, and trade secret laws of the United States and other countries and confidentiality procedures to protect our intellectual property rights. Our employees and independent contractors will be required to sign agreements acknowledging that all inventions, trade secrets, works of authorship, developments, and other processes generated by them on our behalf are our property, and assigning to us any ownership that they may claim in those works. Despite our precautions, it may be possible for third parties to obtain and use, without consent, intellectual property that we own or license. Unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may adversely affect our business.

We plan to file a trademark application with the United States Patent and Trademark Office for our Penny Auction Solutions, Inc. logo, but have not yet been issued a registered trademark. We do not have any patents issued by the U.S. Patent and Trademark Office for our intellectual property, but may file for patent protection in the future. We also plan to file copyright applications with the United States Copyright Office for our websites, but we do not currently own any copyrights registered with the U.S. Copyright office.

We cannot be sure that we will not infringe the intellectual property rights of others. We may be subject to legal proceedings and claims in the ordinary course of business and third parties may sue us for intellectual property infringement or initiate proceedings to invalidate our intellectual property. Moreover, should we be found liable for infringement, we may be required to enter into licensing agreements (if available on acceptable terms or at all), pay damages or curtail our product and service offerings. We may also need to redesign some of our products or services to avoid future infringement liability. Any of the foregoing could prevent us from competing effectively and could adversely affect our business.

Government Regulation

We are not currently subject to direct federal, state or local regulation, or laws or regulations applicable to access to or commerce on the internet, other than regulations applicable to businesses generally. However, due to the increasing popularity and use of the internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the internet or other online services covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Although sections of the Communications Decency Act of 1996 were held to be unconstitutional by the U.S. Supreme Court, there can be no assurance that similar laws will not be proposed and adopted in the future. In addition, applicability to the internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of such laws were adopted prior to the advent of the internet and, as a result, do not contemplate or address the unique issues of the internet and related technologies. In addition, numerous states, including the State of California in which our headquarters are located, have regulations regarding the manner in which “wholesalers/retailers” may conduct business and the liability of “wholesalers/retailers” in conducting such business. There can be no assurance that any state will not attempt to impose additional regulations upon us in the future or that such imposition will not have a material adverse effect on our business, results of operations and financial condition.

Several states have also proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission has also recently settled a proceeding with one online service regarding the manner in which personal information is collected from users and provided to third parties. Changes to existing laws or the passage of new laws intended to address these issues, including some recently proposed changes, could create uncertainty in the marketplace that could reduce demand for our services or increase the cost of doing business as a result of litigation costs or increased service delivery costs, or could in some other manner have a material adverse effect on our business, results of operations and financial condition. In addition, because our services are planned to be accessible worldwide and to facilitate sales of goods to users worldwide, other jurisdictions may claim that we are required to qualify to do business as a foreign corporation in a particular state or foreign country. We are qualified to do business in one state in the United States, and failure by us to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify, and could result in our inability to enforce contracts in such jurisdictions. Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could have a material adverse effect on our business, results of operations, and financial condition.

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Property

We currently lease office space at 330 A St, Ste. 156, San Diego, CA, 92101. The rental rate depends on our monthly usage of the facility and ranges up to $300 per month pursuant to a month-to-month lease.

Employees

As of the date of this registration statement, we have one employee, the CEO who is employed on a full time basis and one part time contract CFO. As our business operations commence and progress, we expect to hire approximately twelve (12) to fifteen (15) full time employees in our first full year of operations. We also expect to utilize the services of several consultants on a regular basis to provide us with information technology, sales and marketing, and human resource support.

Legal Proceedings

From time to time, we may be involved in various claims, lawsuits or disputes incidental to the operation of our business. However, we are not currently involved in any litigation that we believe could have a materially adverse effect on our financial condition or results of operations.

Item 1A.	Risk Factors.

Any investment in our common stock involves a high degree of risk. You should consider carefully the risks described below, together with all of the other information contained in this registration statement, before you decide whether to purchase our common stock. If any of these actually occur, our business, financial condition or operating results could be adversely affected. The risks described below are not the only ones we face. Additional risks not currently known to us or that we currently do not deem material also may become important factors that may materially and adversely affect our business. The trading price of our common stock could decline due to any of these described or additional risks, and you could lose part or all of your investment.

Risks Related to Our Business

We are not currently operational, may never become operational and have a prior limited operating history related to our Nailbidder.com website, which could make it difficult to accurately evaluate our business and prospects.

We are not currently operational have a prior limited operating history related to our Nailbidder.com website. We purchased our first penny auction website in March 2012 (Nailbidder) and had to shut down operations shortly after acquisition in August 2012 due to lack of funds. We do not have an operational penny auction website. Until we do, we will not generate any revenues. Although management has been engaged in developing the business for approximately 5 years, we cannot assure at this time that we will ever become operational or generating revenues or if we do become operational, that we will operate profitably or that we will have adequate working capital to meet our obligations as they become due. Management believes that our success will depend in large part on the development of technology, word of mouth promotion of our brand, and active marketing efforts, but we cannot guarantee such success.

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We may be unable to continue as a going concern, in which case its securities will have little or no value.

We have net losses since inception, have an accumulated deficit as per May 31, 2015 amounting to $1,876,614 and no revenues since 2012 and limited cash on hand, which raises substantial doubt about our ability to continue as a going concern. It is possible that we will not achieve operating profits in the future.

We may not be able to cover our wholesale costs on each auction item and our financial results could suffer.

If an insufficient number of bids are placed on an item to cover our wholesale costs, we will lose money on that particular item. While we believe that on a macro level the overall amount of bid packs purchased by our members will exceed our losses at any given time, this may not be true on a micro level with respect to particular items. Accordingly, we cannot assure that our overall business will be profitable.

If we do not attract adequate traffic to our websites we will not generate enough revenue to become profitable.

A primary risk to our business model is a lack of adequate traffic to our penny auction websites to generate sufficient participation in our auctions. Although we have designed our marketing strategy to utilize the marketing techniques and tools our research has found will best drive traffic to our websites, we cannot guarantee that our marketing efforts will be successful in attracting customers to our websites or that we will attract a sufficient number of customers to our websites so that we will generate enough revenue to become profitable.

If our systems fail or are interrupted, our business and business reputation could be permanently harmed.

We may experience system failures from time to time, and any interruption in the availability of our penny auction websites could reduce revenues and profits, harm future revenues and profits, and subject us to regulatory scrutiny. Any unscheduled interruption of access to our penny auction websites could result in an immediate, and possibly substantial, loss of revenues. Frequent or persistent interruptions in access to our penny auction websites could cause users or potential users to believe that our systems are unreliable, leading them to switch to competitors or to avoid our penny auction websites, and could permanently harm our reputation.

Although we expect that our systems will be designed around industry-standard architectures to reduce downtime in the event of outages or catastrophic occurrences, they will remain vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunication failures, terrorist attacks, computer viruses, computer denial-of-service attacks, and similar events. We do not expect that our websites will be fully redundant and our disaster recovery planning may not be sufficient for all eventualities. Our systems will also be subject to break-ins, sabotage, and intentional acts of vandalism. Despite any precautions we may take, the occurrence of a natural disaster, a decision by any third-party hosting providers to close a facility we use without adequate notice for financial or other reasons, or other unanticipated problems at our hosting facilities could result in lengthy interruptions in our services. We do plan to carry business interruption insurance to compensate us for losses that may result from interruptions in our service as a result of system failures.

Our penny auction websites will be subject to online security risks which could harm our business.

To succeed, website communities must provide a secure transmission of confidential information over public networks. Our security measures may not detect or prevent security breaches that could harm our business. Advances in computer capabilities, new discoveries in the field of cryptography or other developments may result in a compromise or breach of the technology used by us to protect user data. In addition, any party who is able to illicitly obtain a user’s password could access the user’s user data. An increasing number of websites have reported breaches of their security. Any compromise of our security could harm our reputation and, therefore, our business. In addition, a party that is able to circumvent our security measures could misappropriate proprietary information, cause interruption in our operations, damage our computers or those of our users, or otherwise damage our reputation and business.

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Our servers could also be vulnerable to computer viruses, physical or electronic break-ins, and similar disruptions, which could make all or portions of our penny auction websites unavailable for periods of time. We may need to expend significant resources to protect against security breaches or to address problems caused by breaches. Security breaches could damage our reputation and expose it to a risk of loss or litigation and possible liability. We anticipate that our planned insurance policies will carry low coverage limits, which may not be adequate to reimburse us for losses caused by security breaches.

We risk potential claims as a result of the dissemination of information on our planned penny auction websites.

The law relating to the liability of online services companies for information carried on or disseminated through their services is currently unsettled. Claims could be made against online services companies under both U.S. and foreign law for defamation, libel, invasion of privacy, negligence, copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through their services. In addition, domestic and foreign legislation has been proposed that would prohibit or impose liability for the transmission over the Internet of certain types of information. Our penny auction websites could include information from our website members regarding other members, other individuals, or products offered on our websites. Although all such information will be generated by our website members and not by us, claims of defamation or other injury could be made in the future against us for content posted by our website members. Several recent court decisions have narrowed the scope of the immunity provided to Internet service providers like us under the Communications Decency Act. This trend, if continued, may increase our potential liability to third parties for the user-provided content on our penny auction websites. Our liability for such claims may be higher in jurisdictions outside the United States where laws governing Internet transactions are unsettled. If we become liable for information provided by our website members and carried on to our penny auction websites in any jurisdiction in which we operate, we could be directly harmed and may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources or to discontinue certain service offerings, which would negatively affect our financial results. In addition, the increased attention focused upon liability issues as a result of these lawsuits and legislative proposals could harm our reputation or otherwise impact the growth of our business. Any costs incurred as a result of this potential liability could harm our business.

If website members are diverted from our penny auction websites, our financial results could suffer.

Anything that diverts users from usage of our penny auction websites could adversely affect our business. We would therefore be adversely affected by geopolitical events such as war, the threat of war, or terrorist activity, and natural disasters, such as hurricanes or earthquakes. Similarly, our results of operations may be seasonal because many of our website members may reduce their activities on our penny auction websites with the onset of good weather during the summer months, and on and around national holidays. In addition, increased usage of other types of bidding auction websites may decrease the amount of time users spend on our penny auction websites, which could adversely affect our financial results.

If the Internet experiences problems, our business could incur financial losses.

The success of our business will depend largely on the development and maintenance of the Internet infrastructure. This includes maintenance of a reliable network backbone with the necessary speed, data capacity, and security, as well as timely development of complementary products, for providing reliable Internet access and services. The Internet has experienced, and is likely to continue to experience, significant growth in the numbers of users and amount of traffic. The Internet infrastructure may be unable to support such demands. In addition, increasing numbers of users, increasing bandwidth requirements, or problems caused by “viruses,” “worms,” and similar programs may harm the performance of the Internet. The backbone computers of the Internet have been the targets of such programs. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and it could face outages and delays in the future. These outages and delays could reduce the level of Internet usage generally as well as the level of usage of our penny auction websites.

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We may not be able to successfully compete against companies with substantially greater resources.

The online auction industry is extremely competitive. Our principal competitors include other penny auction websites, including but not limited to Quibids.com, Bidcactus.com, Dealdash.com, and Beezid.com, and traditional online auction websites such as eBay. These competitors have longer operating histories, greater name recognition, larger installed customer bases, and substantially greater financial and marketing resources than we do. We believe that the principal factors affecting competition in this proposed market include name recognition, our ability to offer desirable auction items, and our ability to receive referrals based on member confidence in our penny auction websites. Our ability to compete successfully in the industry will depend in large part upon our ability to market our penny auction websites and to respond effectively to changing consumer preferences and demand. We cannot assure that we will be able to compete successfully in the online auction industry, or that future competition will not have a material adverse effect on our business, operating results, and financial condition.

We may from time to time be subject to disputes with customers and vendors relating to amounts invoiced for products and services provided which we may not be able to resolve in our favor.

It is not unusual in our industry to occasionally have disagreements with vendors and customers relating to amounts billed for and quality of products acquired from vendors and sold to customers. To the extent we are unable to favorably resolve these disputes, our revenues, profitability or cash may be adversely affected.

Our ability to protect our intellectual property is uncertain.

We will rely on know-how and trade secrets to establish and thereafter to maintain our competitive position. Confidentiality agreements or other agreements with our employees, consultants and advisors may not be enforceable or may not provide meaningful protection for our proprietary technology, know-how, trade secrets, or other proprietary information in the event of misappropriation, unauthorized use or disclosure or other breaches of the agreements, or, even if such agreements are legally enforceable, we may not have adequate remedies for breaches of such agreements. The failure of our agreements to protect our proprietary technology could result in significantly lower revenues, reduced profit margins or loss of market share.

The market for our penny auction websites depends to some extent upon the goodwill associated with our trademarks and service marks. We plan to obtain our own, or license to use, the material trademarks, service marks and trade names we plan to use in connection with the marketing and performance of our penny auction websites. Therefore, trademark protection is important to our business. Although we plan to register our trademarks and service marks in the United States, we may not be successful in asserting trademark protection. In addition, the laws of certain foreign countries may not protect our planned trademarks or service marks to the same extent as the laws of the United States. The loss or infringement of our planned trademarks or service marks could impair the goodwill associated with our brands, harm our reputation and have a material adverse effect on our financial results.

We expect to incur losses for the near future.

We project that we will incur development and administrative expenses and operate at a loss for up to the next nine to twelve months unless we are able to generate substantial revenues from our penny auction websites. We cannot be certain whether or when we will be able to achieve profitability because of the significant uncertainties with respect to our business.

We may incur significant costs to be a public company to ensure compliance with U.S. corporate governance and accounting requirements and we may not be able to absorb such costs.

We may incur significant costs associated with our public company reporting requirements, costs associated with applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission. We expect these costs to approximate at least $50,000 per year, consisting of $12,000 in legal, $32,000 in audit and $6,000 for financial printing and transfer agent fees. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We may not be able to cover these costs from our operations and may need to raise or borrow additional funds. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. In addition, we may not be able to absorb these costs of being a public company which will negatively affect our business operations.

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If we were to lose the services of our key personnel, we may not be able to execute our business strategy.

Our success is substantially dependent on the performance of our executive officers and key employees. Given our early stage of operation, we are dependent on our ability to retain and motivate high quality personnel. Although we believe we will be able to engage qualified personnel for such purposes, an inability to do so could materially adversely affect our ability to market and perform our services. The loss of one or more of our key employees or our inability to hire and retain other qualified employees could have a material adverse effect on our business

If we are unable to hire, retain or motivate qualified personnel, consultants, independent contractors, and advisors, we may not be able to grow effectively.

Our performance will be largely dependent on the talents and efforts of highly skilled individuals. Our future success depends on our continuing ability to identify, hire, develop, motivate and retain highly qualified personnel for all areas of our organization. Competition for such qualified employees is intense. If we do not succeed in attracting excellent personnel or in retaining or motivating them, we may be unable to grow effectively. In addition, our future success will depend in large part on our ability to retain key consultants and advisors. We cannot assure that any skilled individuals will agree to become an employee, consultant, or independent contractor of the Company. Our inability to retain their services could negatively impact our business and our ability to execute our business strategy.

Directors and officers have limited liability.

As permitted by the Nevada General Corporation Law, our certificate of incorporation and by-laws limit the personal liability of our directors and officers for monetary damages for breach of fiduciary duty as a director or officer, but such provision does not eliminate or limit the liability of a director or officer in certain circumstances, such as for: (i) any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Nevada General Corporate Law; or (iv) for any transaction from which the director derived an improper personal benefit. If we were called upon to perform under our indemnification agreement, then the portion of our assets expended for such purpose would reduce the amount otherwise available for our business.

We only have one independent director.

Currently, the only members of the board of directors are, Micheal Holt, Bob van Leyen, and David Wiggins. Only David Wiggins is considered an “independent director,” as defined under Financial Industry Regulatory Authority, Inc. listing standards and Nasdaq Marketplace Rules. Aside from our audit committee, of which David Wiggins is the sole member, we do not have any committees of the board of directors. Therefore, all decisions of the board of directors, except those made by our audit committee, will be made by a majority of persons who are not considered independent directors.

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Risks Related to our $5,000,000 Equity Line of Credit with Kodiak Capital

Existing stockholders may experience significant dilution from the sale of our common stock pursuant to the Kodiak Capital Investment Agreement.

The sale of our common stock to Kodiak Capital Group LLC in accordance with the Equity Purchase Agreement may have a dilutive impact on our shareholders. As a result, our net income per share could decrease in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put options, the more shares of our common stock we will have to issue to Kodiak Capital Group LLC in order to drawdown on the facility. If our stock price decreases, then our existing shareholders would experience greater dilution for any given dollar amount raised through our agreement with Kodiak Capital.

The perceived risk of dilution may cause our stockholders to sell their shares, which may cause a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

The issuance of shares pursuant to the Kodiak Equity Purchase Agreement may have a significant dilutive effect.

Depending on the number of shares we issue pursuant to the Kodiak Equity Purchase Agreements, it could have a significant dilutive effect upon our existing shareholders. Although the number of shares that we may issue pursuant to the equity line will vary based on our stock price (the higher our stock price, the less shares we have to issue) the information set out below indicates the potential dilutive effect to our shareholders, based on different potential future stock prices, if the full amount of the equity line is exercised.

Dilution based upon equity drawdown being accessed by Kodiak Capital and the stock price discounted to Kodiak Capital’s purchase price of 85% of the lowest closing best bid price during the pricing period. The examples below illustrate dilution based upon a $0.25 purchase price for the Shares being offered hereby and other increased/decreased prices:

		Percentage of
Stock Price (Kodiak Purchase Price)	Shares Issued	Outstanding Shares (1)
$0.3125 ($0.2656) +25%	18,823,529	44.28%
$0.2500 ($0.2125)	23,529,412	49.83%
$0.1875 ($0.1594) -25%	31,372,549	56.98%
$0.1250 ($0.1063) -50%	47,058,824	66.52%
$0.0625 ($0.0531) -75%	94,117,647	79.89%

(1)Based on the dilutive effect of additional shares to the 23,687,106 shares outstanding as of August 24, 2015.

Kodiak Capital Group LLC will pay less than the then-prevailing market price of our common stock which could cause the price of our common stock to decline.

Our common stock to be issued under the Kodiak Equity Purchase Agreements will be purchased at a fifteen percent (15%) discount or 85% of the lowest closing bid price during the five trading days immediately following our notice to Kodiak Capital Group LLC of our election to exercise our “put” right.

Kodiak Capital Group LLC has a financial incentive to sell our shares immediately upon receiving the shares to realize the profit between the discounted price and the market price. If Kodiak Capital Group LLC sells our shares, the price of our common stock may decrease. If our stock price decreases, Kodiak may have a further incentive to sell such shares. Accordingly, the discounted sales price in the Investment Agreements may cause the price of our common stock to decline.

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Kodiak Capital Group LLC has entered into similar agreements with other private and public companies and may not have sufficient capital to meet our drawdown requests.

Kodiak Capital Group LLC has entered into similar financing agreements with other private and public companies, and some of those companies have all filed registration statements with the intent of registering shares to be sold to Kodiak pursuant to drawdown arrangements. We do not know if management at any of the companies who have or will have effective registration statements intend to raise funds now or in the future, what the size or frequency of each put request would be, if floors will be used to restrict the amount of shares sold, or if the equity line will ultimately be cancelled or expire before the entire amount of shares are put to Kodiak. Since we do not have any control over the requests of these other companies, if Kodiak Capital Group LLC receives significant requests, it may not have the financial ability to meet our requests. If so, the amount of available funds may be significantly less than we anticipate.

Risks Related to Our Common Stock

You may not be able to liquidate your investment since there is no assurance that a public market will develop for our common stock or that our common stock will ever be approved for trading on a recognized exchange.

Our common stock was cleared by FINRA for quotation on the OTC Link in April 2013 under the symbol PAUC. However, due to a number of factors, including lack of funding and a lack of Company information availability, broker-dealers are not willing or able to publicly quote our common stock. This is referred to as “Other OTC” or “Grey Market”. We will need a market maker to file a 211 application to have our stock quoted on the OTC Pink Marketplace. However, there can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), nor can there be any assurance that such an application for quotation will be approved. There is no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained. In the absence of a trading market or an active trading market, investors may be unable to liquidate their investment or make any profit from the investment.

The market price for our common stock may be particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, no operating history, and lack of revenues, which could lead to wide fluctuations in our share price; the price at which you purchase our common stock may not be indicative of the price that will prevail in the trading market.

The market for our common stock may be characterized by significant price volatility when compared to seasoned issuers, and we expect that the share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in the share price may be attributable to a number of factors. First, the shares of common stock are likely to be sporadically and/or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by stockholders may disproportionately influence the price of those shares in either direction. The price for the shares could, for example, decline precipitously in the event that a large number of shares of common stock are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price.

Secondly, an investment in the Company is a speculative or “risky” investment due to our lack of an operating history and lack of profits to date, and uncertainty of future market acceptance for our penny auction websites. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.

As a consequence, there may be periods of several days or more when trading activity in the shares is minimal or non-existent, as compared to a mature issuer that has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. It is possible that a broader or more active public trading market for our common stock will not develop or be sustained.

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You may be unable to sell your common stock at or above your purchase price, which may result in substantial losses to you.

The following factors may add to the volatility in the price of our common stock: actual or anticipated variations in quarterly or annual operating results; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments; and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of the common stock, regardless of operating performance. We cannot make any predictions or projections as to what the prevailing market price for the common stock will be at any time, including as to whether the common stock will sustain its price or as to what effect that the sale of shares or the availability of common stock for sale at any time will have on the prevailing market price.

Shares eligible for future sale by current stockholders may adversely affect the common stock price.

The sale of a significant number of shares of common stock at any particular time could be difficult to achieve at the market prices prevailing immediately before such shares are offered. In addition, sales of substantial amounts of common stock, including shares issued under Rule 144 of the Securities Act or otherwise, could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital at that time through the sale of our securities.

Our issuance of common stock in exchange for services or to repay debt would dilute your proportionate ownership and voting rights, and could have a negative impact on the market price of our common stock.

Our board of directors may issue shares of common stock to pay for debt or services, without further approval by our stockholders based upon such factors as the board of directors may deem relevant at that time. It is likely that we will issue securities to pay for services and reduce debt in the future. It is possible that we will issue additional shares of common stock under circumstances we may deem appropriate at the time.

We will need to raise additional capital; if we are unable to raise necessary additional capital, our business may fail or our operating results and our stock price may be materially adversely affected.

To secure additional needed financing, we may need to borrow money or sell more securities, which may reduce the value of our outstanding common stock. Selling additional stock, either privately or publicly, would dilute the equity interests of our stockholders. In addition, if we raise additional funds by issuing equity securities, the holders of the new equity securities may have rights superior to those of the holders of shares of common stock, which could adversely affect the market price and the voting power of shares of its common stock (i.e. such as preferred stock). If we raise additional funds by issuing debt securities which would not require the consent of our shareholders, the holders of these debt securities may have some rights senior to those of the holders of shares of common stock, and the terms of these debt securities could impose restrictions on operations and create a significant interest expense for us.

Should our common stock become quoted on the OTC Markets, if we fail to remain current in our reporting obligations, we could be removed from the OTC Markets which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies quoted on the OTC Markets, such as we are seeking to become, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, must have a market maker file an application on our behalf to make a market in our common stock and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Markets. If we fail to remain current on our reporting requirements, we could be removed from the OTC Markets. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market. In addition, we may be unable to get re-quoted on the OTC Markets, which may have an adverse material effect on our Company.

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Our common stock is likely to be subject to the “Penny Stock” rules of the Securities and Exchange Commission and may be difficult to sell.

Our shares of common stock, if they become quoted on the OTC Markets, will likely be “penny stocks” because they are not be registered on a national securities exchange or listed on an automated quotation system sponsored by a registered national securities association, pursuant to Rule 3a51-1(a) under the Exchange Act. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks and that the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which sets forth the basis on which the broker or dealer made the suitability determination and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

The market for penny stocks has suffered in recent years from patterns of fraud and abuse.

Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has from time to time suffered from patterns of fraud and abuse. Such patterns have included:

1.	control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;
2.	manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;
3.	boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced salespersons;
4.	excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and
5.	the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequential investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our shares of common stock. The occurrence of these patterns or practices could increase the volatility of our share price.

We do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our Common Stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of our Common Stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our Board of Directors. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

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Item 2.	Financial Information.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OR PLAN OF OPERATION

The following discussion should be read in conjunction with the consolidated financial statements and notes. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions, which could cause actual results to differ materially from Management’s expectations. Factors that could cause differences include, but are not limited to, continued reliance on external sources on financing, development risks for new products and services, commercialization delays and customer acceptance risks when introducing new products and services, and fluctuations in market demand.

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this registration statement. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” beginning on page 11 and elsewhere in this registration statement.

Overview

We are a development stage online pay-to-bid penny auction company. We were formed as a Nevada corporation on August 25, 2010. We consummated the purchase of our first penny auction website, Nail Bidder, Inc. (www.nailbidder.com) in March 2012.

Our executive offices are located at 330 A St., Ste. 156, San Diego, CA 92101 and our telephone number is (866) 275-5260. Our Internet address is www.pennyauctionsolutions.com. We have not incorporated by reference into this registration statement the information included on or linked from our website and you should not consider it to be part of this registration statement.

Plan of Operations

Within the next 12 months, we intend to accomplish the following goals: (1) begin hosting live penny auctions in USA using an updated and upgraded version of our Nailbidder Auction System, (2) update our corporate website, (3) hire additional employees to manage our business growth, (4) develop and deploy a Mobile Penny Auction Application, (5) start developing an Enterprise Penny Auction model, (6) secure contracts with key strategic business partners to help us manage our information technology, sales and marketing, and human resource needs, and promote our planned brand, and (7) increase the valuation of our company. Total funds required to achieve these goals will amount to approximately $900,000; there is no guarantee that we will be able to raise such funds.

Management believes that by using the proper marketing strategies it is possible to attract customers to penny auction websites at a rapid rate. We are in the process of engaging one or more public relation firms to assist us with developing long-term marketing strategies based on our online business model. We have also built relationships with several individuals who have experience in our industry. We plan to hire some of these individuals as consultants in order to gain insight from their experiences.

We are focused on developing successful marketing campaigns to attract and retain customers, including several “membership based” reward systems which management believes will assist with long-term, sustained growth and profitability.

Management believes that we have a focused strategy, an experienced management team, and a successful business concept. Additional investment capital is required in order to implement our business model and grow the business to an international level.

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Results of Operations for the Nine Months Ended May 31, 2015 and May 31, 2014.

	For the Nine Months Ended May 31,		Increase /
	2015	2014	(Decrease)

Revenues	$—	$—	$—
Cost of goods sold	—	—	—
Gross profit	—	—	—

General and administrative	39,667	3,419	36,248
Professional fees	325,387	53,227	272,160

Total operating expenses	365,054	56,646	308,408

Net operating loss	(365,054)	(56,646)	308,408

Total other income (expense)	385,421	(13,215)	398,636

Net income (loss)	$20,367	$(69,861)	$90,228

Revenue and Cost of Goods Sold:

There were no revenues and there was no cost of goods sold during the nine months period ending May 31, 2015 and ending May 31, 2014. During these periods we did not have any websites operating and the Company focused on upgrading its infrastructure, carrying out intensive market research, raising funds and keep its accounting current.

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Operating Expenses:

Operating expenses for the nine months period ended May 31, 2015 increased to $365,054 from $56,646 for the nine months ended May 31, 2014, an increase of $308,408. The increase was primarily attributable to an increase in professional fees for the nine month period ended May 31, 2015 as compared to the comparable period in 2014. The main portion of professional fees incurred in the nine months period ending May 31, 2015 consisted of the value of stock issued to consultants which amounted to $316,000 out of a total of $325,387 of professional fees incurred in this period. In addition in the nine months period ending May 31, 2015, general and administrative expenses increased to $39,667 from $3,419 in the comparable period in 2014, an increase of $36,248. The primary reason for this increase is the employment agreement entered into by the Company’s CEO in January 2015, which agreement includes an annual salary of $78,500. In the nine months period ended May 31, 2015 the Company recognized $32,708 of compensation expenses from this agreement. In the comparable period in 2014 the Company did not occur any compensation expenses for employees.

Other Income (Expenses):

Other income and expenses for the nine months ended May 31, 2015 increased to a gain of $385,421 from a loss of $13,215 for the comparable period in 2014. The increase is primarily attributable to a gain of $400,000 resulting from the renegotiated promissory note with Kodiak Capital. When our original equity line of credit agreement with Kodiak Capital concluded in 2012, we agreed to pay an amount of $500,000 in commitment fees to Kodiak for a new $10 million equity line of credit. In March 2015, we were able to renegotiate this agreement reducing the commitment fee to $100,000 for a $5 million equity credit line resulting in a gain of $400,000 during the nine months ending May 31, 2015.

Net Income (Loss):

Net income for the nine months ended May 31, 2015 increased to $20,367 from a loss of $69,861 for the comparable period in 2014. The increase is primarily attributable to the gain on debt extinguishment re Kodiak Capital of $400,000 partially offset by increased professional fees and an increase of general and administrative expenses.

Results of Operations for the Years Ended August 31, 2014 and 2013

	For the Years Ended August 31,		Increase /
	2014	2013	(Decrease)

Revenues	$—	$30	$(30)
Cost of goods sold	—	—	—
Gross profit	—	30	(30)

General and administrative	4,242	6,735	(2,493)
Professional fees	79,881	68,393	11,488

Total operating expenses	84,123	75,128	8,995

Net operating loss	(84,123)	(75,098)	9,025

Total other income (expense)	(17,512)	(14,157)	3,355

Net loss	$(101,635)	$(89,255)	$12,380

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Revenue and Cost of Goods Sold:

We had no revenues and no cost of goods sold in the year ended August 31, 2014 and a minimal revenue of $30 and no cost of goods sold in the year ended August 31, 2013. The reason for the lack of revenues was that we did not have any penny auction websites operating during these periods.

Operating Expenses:

Operating expenses for the year ended August 31, 2014 increased to $84,123 from $75,128 for the year ended August 31, 2013, an increase of $8,995 or 12%. The primary reason for this increase is the increased use of consultants.

Other Income (Expenses):

Other expenses for the year ended August 31, 2014 increased to $17,512 from $14,157 for the comparable period in 2013, an increase of $3,355 or 24%. The reason for this increase is an increase of interest expenses.

Net Loss:

Net loss for the year ended August 31, 2014 increased to $101,635 from $89,255 for the year ended August 31, 2013, an increase of $12,380 or 14%. The primary reason for the increase of the loss is the increased use of consultants resulting in an increase of professional fees.

Liquidity and Capital Resources

We have financed our operations, acquisitions and capital requirements through debt financing, loans from officers, and issuance of equity securities. We had cash of $109,651 and a working capital deficit of $430,817 as of May 31, 2015 as compared to cash of $1,602 and a working capital deficit of $1,028,114 as of August 31, 2014.

Net cash used in operating activities for the nine months ended May 31, 2015 was $66,637, primarily from our net income of $20,367, a gain on debt extinguishment of $400,000 and an increase of $2,630 in prepaid expenses and security deposits, which was offset by $277,734 of shares issued for services, $1,668 of imputed interest on related party debt, $41 of depreciation and increases of $10,728 and $26,085, respectively, in accounts payable and accrued expenses offset by a decrease in accrued expenses owed to related parties for an amount of $630. Net cash used in operating activities for the nine months ended May 31, 2014 was $31,558, primarily from our net loss of $69,861, a decrease in accounts payable of $2,229 and a decrease in prepaid expenses of $182 which was offset by $1,668 of imputed interest on related party debt, $27,500 of shares issued for services and an increase of $2,805 for accrued expenses for related parties and an increase of $8,741 for accrued expenses.

Net cash used in operating activities for the year ended August 31, 2014 was $32,210, primarily from our net loss of $101,635 and an increase of $41 in prepaid expenses and a decrease in accounts payable of $545, which was offset by $2,230 of imputed interest on non-interest bearing related party debts, $52,500 of shares issued for services, and increases of $3,625 and $11,656 for accrued interest (related parties) and accrued interest, respectively. Net cash used in operating activities for the year ended August 31, 2013 was $51,218, primarily from our net loss of $89,255 and an increase in prepaid expenses of $137 which was offset by $2,226 of imputed interest on non-interest bearing related party debts an amount of $9,780 for shares issued for services, and increases of $14,237, $3,607 and $8,324 in accounts payable, accrued interest (related parties) and accrued interest, respectively.

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Our net cash provided by financing activities was $175,665 in the nine months ended May 31, 2015 as compared to $10,490 in the nine months ended May 31, 2014. During the nine months ended May 31, 2015, we received $180,000 in proceeds from the sale of common stock, which amounts were offset by $4,335 in repayments on notes payable to related party. For the nine months ended May 31, 2014, we received $3,000 from sales of common stock and $10,000 for the sale of common stock to a related party which amounts were offset by $2,510 in repayments on note payable to related party.

Net cash provided by financing activities was $8,680 for the year ended August 31, 2014 as compared to $71,850 for the year ended August 31, 2013. For the year ended August 31, 2014, we received $10,100 from the sale of common stock to related parties and $7,800 from the sale of common stock which amounts were offset by $9,220 in repayments of officer loans. During the year ended August 31, 2013, we received $7,730 from proceeds due to officer, which amount was offset by $3,720 in repayment on due to officer, in addition we received $68,553 in proceeds from notes payable which amount was offset by repayments on notes payable for $713.

The net increase in cash for the nine months ended May 31, 2015 was $108,049 as compared to a net decrease in cash of $21,068 for the nine months ended. May 31, 2014.

The net decrease in cash for the twelve months ended August 31, 2014 was $23,530 as compared to a net increase in cash of $20,632 for the twelve months ended August 31, 2013.

In order to reach our goals and start operating penny auction sites, we will need additional capital which we will attempt to raise through the sale of our common stock.

We cannot assure that we will have sufficient capital to finance our growth and business operations or that such capital will be available on terms that are favorable to us or at all. We are currently incurring operating deficits that are expected to continue for the foreseeable future.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies

Principles of Consolidation

The consolidated financial statements herein contain the operations of the wholly-owned subsidiary of Nail Bidder, Inc. All significant inter-company transactions have been eliminated in the preparation of these financial statements. The parent company, Penny Auction Solutions, Inc. and its subsidiary, Nail Bidder, Inc. will be collectively referred to herein as the “Company”, or “Penny Auction Solutions”.

The accompanying consolidated financial statements include the accounts of Nail Bidder, Inc., a wholly-owned subsidiary under common control and ownership:

	State of		Abbreviated
Name of Entity	Incorporation	Relationship	Reference
Nail Bidder, Inc.	New York	Subsidiary(1)	Nail Bidder

(1)Wholly-owned subsidiary.

Nail Bidder, Inc. was acquired on March 28, 2012 as part of a Securities Purchase Agreement (“SPA”). Pursuant to the SPA, we purchased all of Nail Bidder’s assets and assumed all of its liabilities, including all of its cash, intellectual property, its business trade name, website (nailbidder.com), goodwill, trade payables and loans due to officer in consideration for 340,000 shares of our common stock, with a fair value of $17,000, which was delivered at the closing. Nail Bidder operated a penny auction website similar to the planned operations of Penny Auction Solutions. The website auctions temporarily terminated shortly after the acquisition and have not yet recommenced due to a lack of operating funds.

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Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Segment Reporting

Under FASB ASC 280-10-50, the Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Fair Value of Financial Instruments

Under FASB ASC 820-10-05, the Financial Accounting Standards Board establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This Statement reaffirms that fair value is the relevant measurement attribute. The adoption of this standard did not have a material effect on the Company’s financial statements as reflected herein. The carrying amounts of cash, accounts payable and accrued interest reported on the balance sheet are estimated by management to approximate fair value primarily due to the short term nature of the instruments. The Company also had debt instruments that required fair value measurement on a recurring basis.

Revenue Recognition

The Company generates revenue from the online sale of “pennies” that are consumed in the bidding process regardless of whether the bid has resulted in a successful purchase, as well as, the sale of “advertisements’ or “banner ads” on its internet site directed toward internet users, bargain shoppers and gaming aficionados, and the sale of goods sold at auction. The Company recognizes revenue using four basic criteria that must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured, which is typically after receipt of payment and delivery, net of any credit card charge-backs and refunds. Determination of criteria (3) and (4) are based on management’s judgment regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company defers any revenue for which the product has not been delivered or is subject to refund, and for unused bid pennies, until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required. Revenues on membership fees are also deferred and recognized ratably over the membership period.

Deferred revenues from the online sale of unused “pennies” were $121,166 and $121,166 at May 31, 2015 and August 31, 2014, respectively.

Advertising and Promotion

All costs associated with advertising and promoting products are expensed as incurred.

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Website Development Costs

The Company accounts for website development costs in accordance with ASC 350-50, “Accounting for Website Development Costs” (“ASC 350-50”), wherein website development costs are segregated into three activities:

1)	Initial stage (planning), whereby the related costs are expensed.
2)	Development (web application, infrastructure, graphics), whereby the related costs are capitalized and amortized once the website is ready for use. Costs for development content of the website may be expensed or capitalized depending on the circumstances of the expenditures.
3)	Post-implementation (after site is up and running: security, training, admin), whereby the related costs are expensed as incurred. Upgrades are usually expensed, unless they add additional functionality.

The Company has not capitalized any website development costs related to its penny auction platform during the nine months ended May 31, 2015 or the year ended August 31, 2014, respectively, related to its online penny auction platform.

Income Taxes

The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax basis of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. The Company provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Impairment of Goodwill

The Company evaluates the carrying value of goodwill during the fourth quarter of each year and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. Such circumstances could include, but are not limited to (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator. When evaluating whether goodwill is impaired, the Company compares the fair value of the reporting unit to which the goodwill is assigned to the reporting unit’s carrying amount, including goodwill. The fair value of the reporting unit is estimated using a combination of the income, or discounted cash flows, approach and the market approach, which utilizes comparable companies’ data. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured. The impairment loss would be calculated by comparing the implied fair value of reporting unit goodwill to its carrying amount. In calculating the implied fair value of reporting unit goodwill, the fair value of the reporting unit is allocated to all of the other assets and liabilities of that unit based on their fair values. The excess of the fair value of a reporting unit over the amount assigned to its other assets and liabilities is the implied fair value of goodwill. An impairment loss would be recognized when the carrying amount of goodwill exceeds its implied fair value. The Company’s evaluation of goodwill completed during the years end August 31, 2014 and 2013 did not result in any impairment losses.

Basic and Diluted Loss Per Share

The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss adjusted on an “as if converted” basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For the periods presented, there were no outstanding potential common stock equivalents and therefore basic and diluted earnings per share result in the same figure.

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Stock-Based Compensation

Under FASB ASC 718-10-30-2, all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The Company recognized $277,734 and $27,500 for services and compensation for the nine months ended May 31, 2015 and 2014, respectively.

Recent Accounting Pronouncements

In April 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2015-03, Interest–Imputation of Interest (Subtopic 835-30) (“ASU 2015-03”), which changes the presentation of debt issuance costs in financial statements. ASU 2015-03 requires an entity to present such costs in the balance sheet as a direct deduction from the related debt liability rather than as an asset. Amortization of the costs will continue to be reported as interest expense. It is effective for annual reporting periods beginning after December 15, 2016. Early adoption is permitted. The new guidance will be applied retrospectively to each prior period presented. The Company is currently in the process of evaluating the impact of adoption of ASU 2015-03 on its balance sheets.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements - Going Concern (Subtopic 205-40) (“ASU 2014-15”), which addresses management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and in certain circumstances to provide related footnote disclosures. The standard is effective for the annual period beginning after December 15, 2016 and for annual and interim periods thereafter. Early adoption is permitted. The Company does not believe that the adoption of ASU 2014-15 will have a material impact on its financial statements.

In June 2014, the FASB issued ASU No. 2014-12, Compensation – Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period. The new guidance requires that share-based compensation that require a specific performance target to be achieved in order for employees to become eligible to vest in the awards and that could be achieved after an employee completes the requisite service period be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant-date fair value of the award. Compensation costs should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. If the performance target becomes probable of being achieved before the end of the requisite service period, the remaining unrecognized compensation cost should be recognized prospectively over the remaining requisite service period. The total amount of compensation cost recognized during and after the requisite service period should reflect the number of awards that are expected to vest and should be adjusted to reflect those awards that ultimately vest. The requisite service period ends when the employee can cease rendering service and still be eligible to vest in the award if the performance target is achieved. This new guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2015. Early adoption is permitted. Entities may apply the amendments in this Update either (a) prospectively to all awards granted or modified after the effective date or (b) retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter. The adoption of ASU 2014-12 is not expected to have a material impact on our financial position or results of operations.

In June 2014, the FASB issued ASU No. 2014-10: Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation, to improve financial reporting by reducing the cost and complexity associated with the incremental reporting requirements of development stage entities. The amendments in this update remove all incremental financial reporting requirements from U.S. GAAP for development stage entities, thereby improving financial reporting by eliminating the cost and complexity associated with providing that information. The amendments in this Update also eliminate an exception provided to development stage entities in Topic 810, Consolidation, for determining whether an entity is a variable interest entity on the basis of the amount of investment equity that is at risk. The amendments to eliminate that exception simplify U.S. GAAP by reducing avoidable complexity in existing accounting literature and improve the relevance of information provided to financial statement users by requiring the application of the same consolidation guidance by all reporting entities. The elimination of the exception may change the consolidation analysis, consolidation decision, and disclosure requirements for a reporting entity that has an interest in an entity in the development stage. The amendments related to the elimination of inception-to-date information and the other remaining disclosure requirements of Topic 915 should be applied retrospectively except for the clarification to Topic 275, which shall be applied prospectively. For public companies, those amendments are effective for annual reporting periods beginning after December 15, 2014, and interim periods therein. Early adoption is permitted. The Company elected the early adoption of ASU 2014-10 with these financial statements for the year ended August 31, 2014, which has not had a material impact on our financial position or results of operations.

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In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, including most industry-specific revenue recognition guidance throughout the Industry Topics of the Codification. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period, and early application is not permitted. ASU 2014-09 allows for either full retrospective or modified retrospective adoption. We do not expect the adoption of the new provisions to have a material impact on our financial condition or results of operations.

In July 2013, the FASB issued ASU No. 2013-11: Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. The new guidance requires that unrecognized tax benefits be presented on a net basis with the deferred tax assets for such carryforwards. This new guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2013. We do not expect the adoption of the new provisions to have a material impact on our financial condition or results of operations.

Item 3.	Properties.

We currently lease office space at 330 A St, Ste. 156, San Diego, CA, 92101. The rental rate depends on our monthly usage of the facility and ranges up to $300 per month pursuant to a month-to-month lease.

Item 4.	Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth information as of August 24, 2015 as to each person or group who is known to us to be the beneficial owner of more than 5% of our outstanding voting securities and as to the security and percentage ownership of each of our executive officers and directors and of all of our officers and directors as a group. As of August 24, 2015 we had 23,687,106 shares of common stock outstanding.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

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Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of the date of this registration statement are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. No options or warrants are outstanding. Inclusion of shares in the table does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. Unless otherwise indicated, (i) each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity, and (ii) the address of each person or entity named in the table is c/o Penny Auction Solutions, Inc., 330 A Street, Suite 156, San Diego, California 92101.

Name, Title and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Owned (1)
Micheal Holt, CEO	5,000,000	21.11%
Bob van Leyen, CFO	493,250	2.08%
David Wiggins, Director	310,000	1.31%
All Directors and Executive Officers as a Group (3 persons)	5,803,250	24.50%
Corey Park	5,000,000	21.11%
Charles Deverna	2,450,000	10.34%
Don Schroder	2,110,000	8.91%
J. Johnson Stock Consulting LLC	1,500,000	6.33%
Stock News Info LLC	1,500,000	6.33%

*Less than 1%.

(1)	Based on 23,687,106 shares outstanding as of August 24, 2015.

Item 5.	Directors and Executive Officers.

Executive Officers and Directors

The following table provides information concerning each officer and director of the Company. All directors hold office until the next annual meeting of stockholders or until their successors have been elected and qualified.

Name	Age	Position
Michael Holt	51	President, Chief Executive Officer, Chief Operating Officer, Treasurer and director
Bob van Leyen	72	Chief Financial Officer and director
David Wiggins(1)	48	Director
(1)	Chairman of audit committee.

Michael Holt has been a director and our Chief Operating Officer since August 25, 2010. Mr. Holt assumed the duties of President, Chief Executive Officer and Chief Financial Officer in September 2011 and assumed the duties of Secretary and Treasurer in June 2014 and December 2014, respectively. In February 2015, Mr. Holt resigned as Chief Financial Officer. Mr. Holt has also been the chief operating officer and a director of Ecommerce Integration Technologies, Inc., a Nevada corporation and our affiliate, since its inception in December 2010. Mr. Holt has extensive experience in startup operations, including 25 years of operations management experience with an emphasis in sales and marketing initiatives for small to mid-size firms. Since July 2008, he has owned and operated Champion Real Estate Investment, LLC, a real estate auction and investment company located in San Diego, California. In June 2004, Mr. Holt founded and, from June 2004 to July 2008, Mr. Holt was the chief executive officer and president of Holt Financial Group, a financial planning services firm, Holt Financial and Insurance Services, Inc., an insurance agency and financial planning services firm, and Seminar ProSystem, Inc., an event planning company for professional speakers located in San Diego, California. Prior to founding Holt Financial Group, Holt Financial and Insurance Services, Inc. and Seminar ProSystem, Inc., for over 18 years Mr. Holt worked in management positions at several fortune 1000 companies, including General Electric where he was a corporate business analyst, cost accountant, and systems director, Management Insight where he was a project leader, chief operating officer, and acting chief executive officer, Systems and Computer Technology where he was a senior business analyst, manager, and director of Western operations, and Harcourt Trade Publishers where he was the director of information management.

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Bob van Leyen has been our Chief Financial Officer and a Director on our Board since February 2015. Since January 2012, Mr. van Leyen has served as owner and consultant of CFO Services Worldwide, a financial, operational and management support Company for technology companies. From 2007 to present he has been serving as a Director on the Board of Legrand Software Inc., a privately held CRM software Company. From 2003 to 2011, Mr. van Leyen served as Chief Financial Officer of Raptor Networks Corp., a publicly traded technology Company. From January 2013 to July 2015. Mr. van Leyen served as a Director on the Board of the Pan American Bank, a public company. Mr. van Leyen studied at the Institute of Chartered Auditors at the University of Amsterdam in the Netherlands and obtained the Dutch degree equivalent to BS in accounting and an MBA.

David Wiggins has been a director since December 2010. Mr. Wiggins was born in Minnesota and raised in Arizona and Southern California. After working in marketing and sales for Coca Cola enterprises for over eight years, Mr. Wiggins moved into the entertainment business joining TM Productions in 1994. Since that time Mr. Wiggins has become a part owner and Vice President of TM Productions. In 2007, Mr. Wiggins co-founded MND Events to produce and promote club/bar events. MND Events is working with the state of Hawaii to bring Paradise Festival to the islands in May 2011 as a yearly event celebrating music and what the local island has to offer. Mr. Wiggins is also a partner in Neighbors Entertainment, a commercial and independent film production company he co-founded in 1989 that controls the many film, stage, and book rights of the George Axelrod estate. In 1999, Mr. Wiggins was a producer on the independent film Em & Me which has won numerous awards on the film festival circuit both in the United States and abroad. In 2005, Mr. Wiggins also served as executive producer on the hit independent film My Big Fat Independent Movie.

Involvement in Certain Legal Proceedings

None of our directors or executive officers has, during the past five years:

1.	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);
2.	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities; or,
3.	been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Board of Directors

Our board of directors currently consists of three directors. Our Board of Directors has determined that Mr. Wiggins is “independent” as defined under the standards set forth in Section 121A of the American Stock Exchange Company Guide. In making this determination, the Board of Directors considered all transactions set forth under “Certain Relationships and Related Transactions” below. Our independent director, Mr. David Wiggins, is the sole member and chairman of our audit committee. We have determined that Mr. Wiggins is an “audit committee financial expert” as such term is defined under Section 407(d)(5)(ii) of Regulation S-K. Mr. Wiggins has owned and operated several companies and has experience actively supervising audits and the auditors performing audits. We plan to appoint additional independent directors to our board of directors in the future.

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We considered Mr. Holt’s s prior experience with start-up companies as well as his management positions with Fortune 1000 companies as important factors in concluding that he was qualified to serve as one of our directors. We considered Mr. van Leyen’s prior experience as chief financial officer of a publicly traded technology company as well as his experience as a director with another public company as important factors in determining that he was qualified to serve as one of our directors. Regarding Mr. Wiggins, we considered his experience in founding prior companies and his experience as a partner is a film company as important factors in concluding that he was qualified to serve as one of our directors.

Directors on our Board of Directors are elected for one-year terms and serve until the next annual security holders’ meeting or until their death, resignation, retirement, removal, disqualification, or until a successor has been elected and qualified. All officers are appointed annually by the Board of Directors and serve at the discretion of the Board. Outside directors are entitled to receive $2,500 for each meeting attended in-person.

Committees of the Board of Directors

Our board of directors currently has a standing audit committee. We may establish a compensation committee and a nominating and governance committee. However, until such committees are established, matters otherwise addressed by such committees will be acted upon by the majority of independent directors. The following is a brief description of our committees.

Audit Committee

David Wiggins is the sole member of our audit committee. Mr. Wiggins is considered to be independent as defined under the standards set forth in Section 121A of the American Stock Exchange Company Guide. The board of directors has adopted a written charter of the audit committee. The audit committee is authorized by the board of directors to review, with our independent accountants, our annual financial statements prior to publication, and to review the work of, and approve non-audit services performed by our independent accountants. The audit committee will make annual recommendations to the board for the appointment of independent public accountants for the ensuing year. The audit committee will also review the effectiveness of the financial and accounting functions and the organization, operations and management of Penny Auction. The audit committee was formed in October 2010. The audit committee held one meeting during the fiscal year ending August 31, 2014, and one meeting for the fiscal year ending August 31, 2013.

Pursuant to the audit committee charter, the functions of our audit committee include:

1.	meeting with our management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;
2.	engaging and pre-approving audit and non-audit services to be rendered by our independent auditors;
3.	recommending to our board of directors the engagement of our independent auditors and oversight of the work of our independent auditors;
4.	reviewing our financial statements and periodic reports and discussing the statements and reports with our management, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management;
5.	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters;
6.	administering and discussing with management and our independent auditors our code of ethics; and
7.	reviewing and approving all related-party transactions in accordance with applicable listing exchange rules.

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Code of Conduct

We have adopted a code of conduct that applies to all of our directors, officers and employees. The text of the code of conduct has been posted on our internet website and can be viewed at http://www.pennyauctionsolutions.com. Any waiver of the provisions of the code of conduct for executive officers and directors may be made only by the audit committee and, in the case of a waiver for members of the audit committee, by the board of directors. We will post any amendment to the code of conduct, as well as any waivers that are required to be disclosed by the rules of the SEC, on our website promptly following the date of such amendment or waiver.

Limitation of Liability and Indemnification of Officers and Directors

Under Nevada General Corporation Law and our Articles of Incorporation, our directors will have no personal liability to our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his “duty of care”. This provision does not apply to the directors’ (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

The effect of this provision in our Articles of Incorporation is to eliminate the rights of our stockholders (through stockholder’s derivative suits on behalf of the Company) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (vi) above. This provision does not limit nor eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. In addition, our Articles of Incorporation provide that if Nevada law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended. Nevada General Corporation Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law. Our bylaws provide for indemnification of such persons to the full extent allowable under applicable law. These provisions will not alter the liability of the directors under federal securities laws.

Furthermore, we will enter into agreements to indemnify our directors and officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, will indemnify our directors and officers for certain expenses (including attorneys’ fees), judgments, fines, and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person’s services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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Our Audit Committee has issued the following report:

Management is responsible for our internal controls, financial reporting process, and compliance with laws and regulations and ethical business standards. The independent auditor is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors. In this context, the Audit Committee has reviewed and discussed with management and the independent auditors our audited financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from us and our management. Moreover, the Audit Committee has considered whether the independent auditor’s provision of other non-audit services to us is compatible with the auditor’s independence. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our registration statement on Form 10 for filing with the Securities and Exchange Commission. By recommending to the Board of Directors that the audited financial statements be so included, the Audit Committee is not opining on the accuracy, completeness, or fairness of the audited financial statements.

Communications with the Board of Directors

Stockholders can send communications to the Board of Directors by sending a certified or registered letter to the Chairman of the Board, care of the Secretary, at our main business address set forth above. Communications that are threatening, illegal, or similarly inappropriate, and advertisements, solicitations for periodical or other subscriptions, and other similar communications will generally not be forwarded to the Chairman.

Item 6.	Executive Compensation.

The following table sets forth information concerning the compensation we have paid to the named executive officers for all services rendered in all capacities, during the years ended August 31, 2014 and 2013.

Summary Compensation Table

Name and Position	Year	Salary	Bonus	Stock Awards ($)	Option Awards ($)	All Other Compensation	Total ($)
Michael Holt (1)	2014	$—	$—	$—	$—	$—	$—

	2013	$—	$—	$—	$—	$—	$—

(1)	President and Chief Executive Officer (since September, 2011) and Chief Operating Officer

Outstanding Equity Awards at Fiscal Year End

No stock options or unvested stock awards were outstanding as of August 31, 2014.

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Employment Agreements

On January 1, 2015, the Company entered into an employment agreement with the Company’s CEO, Michael Holt, which includes an annual salary of $78,500 payable in monthly increments, and carrying no specific term. The Company recognized $32,708 of compensation expense, and $10,239 remained unpaid as of May 31, 2015.

Consulting Agreements

On February 20, 2015, the Company entered into a consulting agreement with the Company’s part time contract CFO, Bob van Leyen, who, prior to the Company having received a minimum funding of $150,000, will be charging the Company for his hours worked at a rate of $300 per hour which may be paid in stock in lieu of cash. After the Company has received a minimum funding of $150,000 the consultant rate per hour will be $250 of which $125 will be paid in cash, capped at $5,000 in cash payments per month, and the remainder $125 per hour may be paid in stock in lieu of cash. The stock conversion rate will be $0.10 subject to change at the sole discretion of the Company. On May 11, 2015 the minimum funding level of $150,000 had been achieved and consultant started charging the mixed cash/stock rate of $250 per hour as described above. The Company recognized an amount of $1,875 of Compensation expense in connection with cash payments and an amount of $16,200 in connection with issuance of 162,000 shares for services provided to the Company as per this consulting agreement.

Employee Benefit Plans

In the future, we may establish a management stock option plan pursuant to which stock options may be authorized and granted to our executive officers, directors, employees and key consultants. Stock options or a significant equity ownership position in the Company may be utilized by us in the future to attract one or more new key senior executives to help facilitate our growth.

Director Compensation

The following table sets forth the compensation paid to each director (other than compensation set forth under Executive Compensation) for services rendered during the fiscal year ended August 31, 2014.

	Fees Earned or
	Paid in	Stock	Option	All Other
Name	Cash	Awards ($)	Awards ($)	Compensation	Total ($)
David Wiggins	—	$15,000	—	—	$15,000

All directors receive reimbursement for reasonable out-of-pocket expenses in attending Board of Directors meetings and for promoting our business. Our independent director David Wiggins received 150,000 shares of our common stock for director fees for his services in the fiscal year ending August 31, 2014. These shares were valued at $15,000.

From time to time we may engage certain members of the Board of Directors to perform services on our behalf. In such cases, we compensate the members for their services at rates no more favorable than could be obtained from unaffiliated parties. Other than as set forth above, we did not compensate any members of the Board of Directors to perform services on our behalf in fiscal year 2014.

Code of Ethics

We have adopted a code of ethics that applies to the principal executive officer and principal financial and accounting officer. We will provide to any person without charge, upon request, a copy of our code of ethics. Requests may be directed to our principal executive offices at 330 A St., Ste. 156, San Diego, CA 92101.

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Item 7.	Certain Relationships and Related Transactions, and Director Independence.

Loans from Affiliates

From time to time since inception, The Auction Coach.Com, LLC, a single member limited liability company owned by Corey Park, a shareholder owning approximately 21% of the Company’s outstanding common stock, made loans to us. These loans are evidenced by an 8% demand promissory note. As of May 31, 2015, the aggregate principal and interest outstanding under these notes is $35,356 and $10,190 respectively. As of May 31, 2015, we have made $26,674 in principal repayments under these loans.

From time to time since inception, our Chief Executive Officer, Mike Holt, has made loans to us. These loans are evidenced by an 8% demand promissory note. As of May 31, 2015, the aggregate principal and interest outstanding under these notes is zero. As of the date of this registration statement, we had made $22,080 in repayments under these loans, consisting of $19,415 of principal and $2,665 of interest.

Share Issuances and cancelations to Officers and Directors during the fiscal years ended August 31, 2014 and 2013, and the period from September 1, 2014 through the date of this registration statement.

On August 19, 2015, the Company granted 101,250 shares of common stock to Bob van Leyen, the Company’s CFO, as compensation in lieu of cash for services provided. The fair value of the common stock in total was $10,125 based on recent sales of common stock to independent third parties at $0.10 per share.

On May 14, 2015, the Company granted 162,000 shares of common stock to Bob van Leyen, the Company’s CFO, as compensation in lieu of cash for services provided. The fair value of the common stock in total was $16,200 based on recent sales of common stock to independent third parties at $0.10 per share.

On February 20, 2015, the Company granted 100,000 shares of common stock to a Director as compensation in lieu of cash for services provided. The issuance was exempt under Section 4(a)(2) of the Securities Act of 1933, as the individual was either accredited or sophisticated and familiar with our operations, and there was no solicitation.

On February 20, 2015, the Company hired Bob van Leyen as CFO, and appointed Mr. van Leyen to the Company’s Board of Directors. Mr. van Leyen was compensated with 180,000 shares of common stock as a bonus for services provided as the Company’s newly appointed CFO. The fair value of the common stock in total was $18,000 based on recent sales of common stock to independent third parties at $0.10 per share.

On February 18, 2015, the Company cancelled and returned to treasury 3,750,000 shares of common stock previously issued on January 10, 2011 to one of the Company’s former Directors, Danielle Terra, who resigned as a director and officer of the Company effective May 30, 2014.

On January 16, 2015, the Company cancelled and returned to treasury 75,000,000 shares of common stock previously issued on August 25, 2010 to one of the Company’s founders.

On September 15, 2014, the Company cancelled and returned to treasury 5,000,000 shares of common stock previously issued on August 25, 2010 to one of the Company’s founders.

On August 15, 2014, the Company cancelled and returned to treasury 1,000,000 shares of common stock previously issued on January 10, 2011 to one of the founders’ wives as compensation in lieu of cash for advisory services provided.

On June 18, 2014, the Company sold 48,000 shares of common stock to the mother of the Company’s CEO, in exchange for proceeds of $4,800 based on a sales price of $0.10 per share.

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On September 25, 2013, the Company granted 50,000 shares of common stock to a Director as compensation in lieu of cash for services provided. The fair value of the common stock in total was $5,000 based on recent sales of common stock to independent third parties at $0.10 per share.

On September 4, 2013, the Company sold 100,000 shares of common stock to a Director in exchange for proceeds of $10,000 based on a sales price of $0.10 per share.

Item 8.	Legal Proceedings.

From time to time, we may be involved in various claims, lawsuits or disputes incidental to the operation of our business. However, we are not currently involved in any litigation that we believe could have a materially adverse effect on our financial condition or results of operations.

Item 9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market information

There is no established public trading market in our common stock. Our securities are not listed for trading on any national securities exchange nor are bid or asked quotations reported in any over-the-counter quotation service.

As of August 24, 2015, there were 23,687,106 shares of common stock outstanding, which were held by approximately 94 record stockholders. Of these shares, currently 471,056 are free trading and 23,216,050 are restricted.

Shares of our common stock that are restricted securities will be eligible for resale in compliance with Rule 144 (“Rule 144”) or Rule 701 (“Rule 701”) of the Securities Act following the effectiveness of this Form 10, subject to the requirements described below. “Restricted Securities,” as defined under Rule 144, were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold in the public market only if registered or if they qualify for an exemption from registration, such as Rule 144 or Rule 701, which rules are summarized below. These shares will generally become available for sale in the public market as follows:

☐	Approximately 471,056 restricted shares will be eligible for immediate sale upon the effectiveness of this Form 10;

☐	Approximately 23,216,050 restricted shares will be eligible for sale in the public market 90 days after the effectiveness of this Form 10, subject to the holding period, volume, manner of sale and other limitations, where required, under Rule 144 and Rule 701.

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Rule 144

Below is a summary of the requirements for sales of our common stock pursuant to Rule 144, as in effect on the date of this Form 10, after the effectiveness of this Form 10:

Affiliates

Affiliates will be able to sell their shares under Rule 144 beginning 90 days after the effectiveness of this Form 10, subject to all other requirements of Rule 144. In general, under Rule 144, an affiliate would be entitled to sell within any three-month period a number of shares that does not exceed one percent of the number of shares of our common stock then outstanding. Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Persons who may be deemed to be our affiliates generally include individuals or entities that control, or are controlled by, or are under common control with, our company and may include our directors and officers, as well as our significant stockholders.

Non-Affiliates

For a person who has not been deemed to have been one of our affiliates at any time during the 90 days preceding a sale, sales of our shares of common stock held longer than six months, but less than one year, will be subject only to the current public information requirement and can be sold under Rule 144 beginning 90 days after the effectiveness of this Form 10. A person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least one year, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144 upon the effectiveness of this Form 10.

Rule 701

Rule 701 under the Securities Act, as in effect on the date of this Form 10, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. We have not issued any shares under written compensatory plans.

Dividend Policy

We have not paid cash dividends since our inception and we do not contemplate paying dividends in the foreseeable future.

Dividends

We have not declared or paid any cash dividends on our common stock and we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, operating results, capital requirements, and other factors that our board of directors considers significant. We currently intend to retain our earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future.

Equity Compensation Plan Information

We do not have any equity compensation plans in effect at this time.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc., telephone (303) 282-4800.

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Item 10.	Recent Sales of Unregistered Securities.

On August 19, 2015, the Company issued 101,250 shares of common stock to Bob van Leyen, the Company’s CFO, as compensation in lieu of cash for services provided. The issuance was exempt under Section 4(a)(2) of the Securities Act of 1933, as the individual was either accredited or sophisticated and familiar with our operations, and there was no solicitation.

On June 30, 2015, the Company sold 100,000 shares of common stock to an individual investor, in exchange for proceeds of $10,000 based on a sales price of $0.10 per share. The shares are restricted securities in accordance with Rule 144. The issuance was exempt from registration pursuant to Rule 504 of Regulation D promulgated under the Securities Act of 1933. The investor had access to the type of information that is normally available in a prospectus, and agreed not to resell or distribute their securities to the public.

On May 14, 2015, the Company granted 162,000 shares of common stock to Bob van Leyen, the Company’s CFO, as compensation in lieu of cash for services provided. The issuance was exempt under Section 4(a)(2) of the Securities Act of 1933, as the individual was either accredited or sophisticated and familiar with our operations, and there was no solicitation.

On May 5, 2015, the Company sold 500,000 shares of common stock to an individual investor, in exchange for proceeds of $50,000 based on a sales price of $0.10 per share. The shares are restricted securities in accordance with Rule 144. The issuance was exempt from registration pursuant to Rule 504 of Regulation D promulgated under the Securities Act of 1933. The investor had access to the type of information that is normally available in a prospectus, and agreed not to resell or distribute their securities to the public.

On April 30, 2015, the Company sold 500,000 shares of common stock to an individual investor, in exchange for proceeds of $50,000 based on a sales price of $0.10 per share. The shares are restricted securities in accordance with Rule 144. The issuance was exempt from registration pursuant to Rule 504 of Regulation D promulgated under the Securities Act of 1933. The investor had access to the type of information that is normally available in a prospectus, and agreed not to resell or distribute their securities to the public.

On March 11, 2015, the Company sold 500,000 shares of common stock to an individual investor, in exchange for proceeds of $50,000 based on a sales price of $0.10 per share. The shares are restricted securities in accordance with Rule 144. The issuance was exempt from registration pursuant to Rule 504 of Regulation D promulgated under the Securities Act of 1933. The investor had access to the type of information that is normally available in a prospectus, and agreed not to resell or distribute their securities to the public.

On February 20, 2015, the Company granted 100,000 shares of common stock to a Director as compensation in lieu of cash for services provided. The issuance was exempt under Section 4(a)(2) of the Securities Act of 1933, as the individual was either accredited or sophisticated and familiar with our operations, and there was no solicitation.

On February 20, 2015, the Company hired Bob van Leyen as CFO, and appointed Mr. van Leyen to the Company’s Board of Directors. Mr. van Leyen was compensated with 180,000 shares of common stock as a bonus for services provided as the Company’s newly appointed CFO. The issuance was exempt under Section 4(a)(2) of the Securities Act of 1933, as the individual was either accredited or sophisticated and familiar with our operations, and there was no solicitation.

On February 3, 2015, the Company issued 200,000 shares of common stock that were granted on August 31, 2014 to a consultant as compensation in lieu of cash for services provided. The issuance was exempt under Section 4(a)(2) of the Securities Act of 1933, as the individual was either accredited or sophisticated and familiar with our operations, and there was no solicitation.

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On November 26, 2014, the Company sold 300,000 shares of common stock to an individual investor, in exchange for proceeds of $30,000 based on a sales price of $0.10 per share. The shares are restricted securities in accordance with Rule 144. The issuance was exempt from registration pursuant to Rule 504 of Regulation D promulgated under the Securities Act of 1933. The investor had access to the type of information that is normally available in a prospectus, and agreed not to resell or distribute their securities to the public.

On November 7, 2014, the Company granted 1,020,000 shares of common stock to a note holder in settlement of $18,466 of accrued interest and as compensation in lieu of cash for services provided. The issuance was exempt under Section 4(a)(2) of the Securities Act of 1933, as the individual was either accredited or sophisticated and familiar with our operations, and there was no solicitation.

On November 1, 2014, the Company granted 1,500,000 shares of common stock to a consultant as compensation in lieu of cash for services provided. The issuance was exempt under Section 4(a)(2) of the Securities Act of 1933, as the individual was either accredited or sophisticated and familiar with our operations, and there was no solicitation.

On June 18, 2014, the Company sold 48,000 shares of common stock to the mother of the Company’s CEO, in exchange for proceeds of $4,800 based on a sales price of $0.10 per share. The issuance was exempt from registration pursuant to Rule 504 of Regulation D promulgated under the Securities Act of 1933. The investor had access to the type of information that is normally available in a prospectus, and agreed not to resell or distribute their securities to the public.

On June 6, 2014, the Company granted 50,000 shares of common stock to a consultant as compensation in lieu of cash for services provided. The issuance was exempt under Section 4(a)(2) of the Securities Act of 1933, as the individual was either accredited or sophisticated and familiar with our operations, and there was no solicitation.

On January 1, 2014, the Company granted 25,000 shares of common stock to a consultant as compensation in lieu of cash for services provided. The issuance was exempt under Section 4(a)(2) of the Securities Act of 1933, as the individual was either accredited or sophisticated and familiar with our operations, and there was no solicitation.

On January 1, 2014, the Company granted 200,000 shares of common stock to a consultant as compensation in lieu of cash for services provided. The issuance was exempt under Section 4(a)(2) of the Securities Act of 1933, as the individual was either accredited or sophisticated and familiar with our operations, and there was no solicitation.

On October 4, 2013, the Company sold 25,000 shares of common stock to an individual investor, in exchange for proceeds of $2,500 based on a sales price of $0.10 per share. The issuance was exempt from registration pursuant to Rule 504 of Regulation D promulgated under the Securities Act of 1933. The investor had access to the type of information that is normally available in a prospectus, and agreed not to resell or distribute their securities to the public.

On September 25, 2013, the Company granted 50,000 shares of common stock to a Director as compensation in lieu of cash for services provided. The fair value of the common stock in total was $5,000 based on recent sales of common stock to independent third parties at $0.10 per share. The issuance was exempt under Section 4(a)(2) of the Securities Act of 1933, as the individual was either accredited or sophisticated and familiar with our operations, and there was no solicitation.

On September 10, 2013, the Company sold 5,000 shares of common stock to an individual investor, in exchange for proceeds of $500 based on a sales price of $0.10 per share. The shares are restricted securities in accordance with Rule 144. The issuance was exempt from registration pursuant to Rule 504 of Regulation D promulgated under the Securities Act of 1933. The investor had access to the type of information that is normally available in a prospectus, and agreed not to resell or distribute their securities to the public.

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On September 4, 2013, the Company sold 100,000 shares of common stock to a Director in exchange for proceeds of $10,000 based on a sales price of $0.10 per share. The shares are restricted securities in accordance with Rule 144. The issuance was exempt from registration pursuant to Rule 504 of Regulation D promulgated under the Securities Act of 1933. The investor had access to the type of information that is normally available in a prospectus, and agreed not to resell or distribute their securities to the public.

On June 11, 2013, the Company issued 75,000 shares of common stock that were granted on April 10, 2013 to a consultant as compensation in lieu of cash for advisory services provided. The issuance was exempt under Section 4(a)(2) of the Securities Act of 1933, as the individual was either accredited or sophisticated and familiar with our operations, and there was no solicitation.

On June 11, 2013, the Company issued 2,800 shares of common stock that were granted on April 1, 2013 to a consultant as compensation in lieu of cash for services provided. The issuance was exempt under Section 4(a)(2) of the Securities Act of 1933, as the individual was either accredited or sophisticated and familiar with our operations, and there was no solicitation.

On October 3, 2012, we issued 20,000 shares of common stock to a consultant in consideration of services rendered. The issuance was exempt under Section 4(a)(2) of the Securities Act of 1933, as the individual was either accredited or sophisticated and familiar with our operations, and there was no solicitation.

In July 2012, we completed a private placement of 140,000 shares of our common stock for a purchase price of $0.10 per share, raising total capital of $14,000 from 4 investors. The proceeds were used for working capital and general corporate purposes. The offer and sale of such shares of our common stock was effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 504 promulgated under the Securities Act and in Section 4(2) of the Securities Act, based on the following: (a) we were not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; (b) the investors confirmed to us that they were either “accredited investors,” as defined in Rule 501 of Regulation D promulgated under the Securities Act or had such background, education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities; (c) there was no public offering or general solicitation with respect to the offering; (d) the investors were provided with certain disclosure materials and all other information requested with respect to our company; (e) the investors acknowledged that they had a reasonable opportunity to ask questions and receive answers concerning the offering and our business, financial condition, results of operations and prospects (f) the investors acknowledged that all securities being purchased were “restricted securities” for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act; and (g) a legend was placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequently registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

On March 30, 2012, we issued 340,000 shares of our common stock to the five (5) shareholders of Nail Bidder, Inc. as consideration for the purchase of all of their shares in Nail Bidder. Upon consummation of this transaction, Nail Bidder is now our wholly owned subsidiary. These issuances were exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as the individuals were either accredited or sophisticated and familiar with our operations, and there was no solicitation.

On January 11, 2012, we issued 10,000 shares of common stock to a note holder in consideration of his agreement to extend the maturity date thereunder. The issuance was exempt under Section 4(a)(2) of the Securities Exchange Act of 1933, as the investor was accredited and familiar with our operations and there was no solicitation in connection with the issuance.

On December 7, 2011, we issued an aggregate of 30,000 shares of common stock to three consultants as compensation in lieu of cash for services provided. These issuances were exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as the individuals were either accredited or sophisticated and familiar with our operations, and there was no solicitation.

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Item 11.	Description of Registrant’s Securities to be Registered

Common Stock

Our authorized capital stock consists of 495,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. The holders of common stock:

1.	have equal ratable rights to dividends from funds legally available therefore, when, as, and if declared by our board of directors;
2.	are entitled to share ratably in all of the assets of the Company available for distribution upon winding up of the affairs of the Company; and
3.	are entitled to one cumulative vote per share on all matters on which stockholders may vote at all meetings of stockholders.

The shares of common stock do not have any of the following rights:

•	special voting rights;
•	preference as to dividends or interest;
•	preemptive rights to purchase in new issues of shares;
•	preference upon liquidation; or
•	any other special rights or preferences.

In addition, the shares are not convertible into any other security. There are no restrictions on dividends under any loan, other financing arrangements or otherwise.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are issued and outstanding. Pursuant to our Articles of Incorporation, our Board of Directors has the power, without further action by the holders of the common stock, to designate the relative rights and preferences of the preferred stock, and issue the preferred stock in one or more series as designated by the Board of Directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the preferred stock of any other series. The Board of Directors effects a designation of each series of preferred stock by filing with the Delaware Secretary of State a Certificate of Designation defining the rights and preferences of each series. Documents so filed are matters of public record and may be examined according to procedures of the Delaware Secretary of State, or copies may be obtained from us. Our Board of Directors has not designated any series or issued any shares of preferred stock at this time.

The ability of directors, without security holder approval, to issue additional shares of preferred stock could be used as an anti-takeover measure. Anti-takeover measures may result in you receiving less compensation for your stock.

The issuance of preferred stock creates additional securities with dividend and liquidation preferences over common stock, and may have the effect of delaying or preventing a change in control without further security holder action and may adversely affect the rights and powers, including voting rights, of the holders of common.

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Item 12.	Indemnification of Officers and Directors.

Under Nevada General Corporation Law and our Articles of Incorporation, our directors will have no personal liability to us or our shareholders for monetary damages incurred as the result of the breach or alleged breach by a director of his “duty of care.” This provision does not apply to the directors’ (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director’s duty to the corporation of its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties including gross negligence.

Insofar as an indemnification for liabilities arising under the Securities Act may be permitted for directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission each indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 13.	Financial Statements and Supplementary Data.

See the exhibit index below and the corresponding exhibits, which are incorporated herein by reference.

Item 14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15.	Financial Statements and Exhibits.

(a)	Financial Statements

The following financial statements are filed as part of this Registration Statement on Form 10:

UNAUDITED FINANCIAL STATEMENTS:
(1)	Balance Sheets as of May 31, 2015 (Unaudited) and August 31, 2014
(2)	Statements of Operations for the Three and Nine Months ended May 31, 2015 and 2014 (Unaudited)
(3)	Statements of Cash Flows for the Nine Months ended May 31, 2015 and 2014 (Unaudited)
(4)	Notes to the Condensed Consolidated financial statements (Unaudited)

AUDITED FINANCIAL STATEMENTS:
(5)	Balance Sheets as of August 31, 2014 and 2013
(6)	Statements of Operations for the Years Ended August 31, 2014 and 2013
(7)	Statement of Stockholders Equity (Deficit) for the Years Ended August 31, 2014 and 2013
(8)	Statements of Cash Flows for the Years Ended August 31, 2014 and 2013
(9)	Notes to the Consolidated Financial Statements

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PENNY AUCTION SOLUTIONS, INC. & SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS

	May 31, 2015	August 31, 2014
	(Unaudited)
ASSETS
Current assets:
Cash	$109,651	$1,602
Prepaid expenses	458	178
Security deposits	2,350	—
Total current assets	112,459	1,780

Property and equipment, net	938	—

Total assets	$113,397	$1,780

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$114,519	$207,915
Deferred revenues	121,166	121,166
Accrued expenses, related parties	10,190	10,820
Accrued expenses	42,352	34,733
Due to officer, related parties	35,356	39,691
Current maturities of notes payable	219,693	615,569
Total current liabilities	543,276	1,029,894

Notes payable, less current maturities	100,000	—

Total liabilities	643,276	1,029,894

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued and outstanding at May 31, 2015 and August 31, 2014, respectively	—	—
Common stock, $0.001 par value, 495,000,000 shares authorized, 25,464,800 and 104,252,800 shares issued and outstanding at May 31, 2015 and August 31, 2014, respectively	25,465	104,253
Additional paid-in capital	1,321,270	744,614
Subscriptions payable, consisting of -0- and 200,000 shares at May 31, 2015 and August 31, 2014, respectively	—	20,000
Accumulated (deficit)	(1,876,614)	(1,896,981)
Total stockholders’ equity (deficit)	(529,879)	(1,028,114)

Total liabilities and stockholders’ equity (deficit)	$113,397	$1,780

See Accompanying Notes to Financial Statements.

43

PENNY AUCTION SOLUTIONS, INC. & SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended May 31,		For the Nine Months Ended May 31,
	2015	2014	2015	2014
Revenue	$—	$—	$—	$—
Cost of goods sold	—	—	—	—
Gross profit	—	—	—	—

Operating expenses:
General and administrative	23,447	667	39,667	3,419
Professional fees	37,684	2,716	325,387	53,227
Total operating expenses	61,131	3,383	365,054	56,646

Net operating loss	(61,131)	(3,383)	(365,054)	(56,646)

Other income (expenses):
Gain on debt extinguishment	400,000	—	400,000	—
Interest expense	(5,636)	(4,414)	(14,579)	(13,215)
Total other income (expenses)	394,364	(4,414)	385,421	(13,215)

Net income (loss)	$333,233	$(7,797)	$20,367	$(69,861)

Weighted average number of common shares outstanding - basic and fully diluted	24,588,170	105,077,300	63,622,229	104,901,778

Net income (loss) per share - basic and fully diluted	$0.01	$(0.00)	$0.00	$(0.00)

See Accompanying Notes to Financial Statements.

44

PENNY AUCTION SOLUTIONS, INC. & SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Nine Months Ended May 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$20,367	$(69,861)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	41	—
Imputed interest on non-interest bearing related party debts	1,668	1,668
Gain on debt extinguishment	(400,000)	—
Shares issued for services, related parties	44,200	5,000
Shares issued for services	233,534	22,500
Decrease (increase) in assets:
Prepaid expenses	(280)	(182)
Security deposits	(2,350)	—
Increase (decrease) in liabilities:
Accounts payable	10,728	(2,229)
Accrued expenses, related parties	(630)	2,805
Accrued expenses	26,085	8,741
Net cash used in operating activities	(66,637)	(31,558)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(979)	—
Net cash used in investing activities	(979)	—

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock, related parties	—	10,000
Proceeds from sale of common stock	180,000	3,000
Repayments on due to officer, related party	(4,335)	(2,510)
Net cash provided by financing activities	175,665	10,490

NET CHANGE IN CASH	108,049	(21,068)
CASH AT BEGINNING OF YEAR	1,602	25,132
CASH AT END OF YEAR	$109,651	$4,064

SUPPLEMENTAL INFORMATION:
Interest paid	$2,665	$—
Income taxes paid	$—	$—

Non-cash investing and financing activities:
Accounts payable converted to promissory notes	$104,124	$—
Common stock issued in settlement of accrued interest	$18,466	$—
Common stock cancelled and returned to treasury	$83,750	$—

See Accompanying Notes to Financial Statements.

45

Penny Auction Solutions, Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 1 – Basis of Presentation and Significant Accounting Policies

Nature of Business

Penny Auction Solutions (“The Company”) was formed in the state of Nevada on August 25, 2010 to establish a network of international internet auction sites whereby customers purchase bidding credits (“pennies”) that enable them to bid on goods at a fraction of their market value. The Company expects to generate revenues from the online sale of the “pennies” that are consumed in the bidding process regardless of whether the bid has resulted in a successful purchase, as well as, the sale of “advertisements’ or “banner ads” on its internet site directed toward internet users, bargain shoppers and gaming aficionados.

Basis of Presentation

The interim condensed consolidated financial statements included herein, presented in accordance with United States generally accepted accounting principles and stated in US dollars, have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to not make the information presented misleading.

These statements reflect all adjustments, which in the opinion of management, are necessary for fair presentation of the information contained therein. Except as otherwise disclosed, all such adjustments are of a normal recurring nature. It is suggested that these interim condensed consolidated financial statements be read in conjunction with the audited financial statements for the year ended August 31, 2014, which are included in this Form 10. The Company follows the same accounting policies in the preparation of interim reports.

The Company has adopted a fiscal year end of August 31.

Principles of Consolidation

The consolidated financial statements herein contain the operations of the wholly-owned subsidiary of Nail Bidder. All significant inter-company transactions have been eliminated in the preparation of these financial statements. The parent company, Penny Auction Solutions, Inc. and its subsidiary, Nail Bidder will be collectively referred to herein as the “Company”, or “Penny Auction Solutions”.

The accompanying consolidated financial statements include the accounts of Nail Bidder, Inc., a wholly-owned subsidiary under common control and ownership:

Name of Entity	State of Incorporation	Relationship	Abbreviated Reference
Nail Bidder, Inc.	New York	Subsidiary(1)	Nail Bidder

(1)Wholly-owned subsidiary.

Nail Bidder, Inc. was acquired on March 28, 2012 as part of a Securities Purchase Agreement (“SPA”). Pursuant to the SPA, we purchased all of Nail Bidder’s assets and assumed all of its liabilities, including all of its cash, intellectual property, its business trade name, website (nailbidder.com), goodwill, trade payables and loans due to officer in consideration for 340,000 shares of our common stock, with a fair value of $17,000, which was delivered at the closing. Nail Bidder operated a penny auction website similar to the planned operations of Penny Auction Solutions. The website auctions temporarily terminated shortly after the acquisition and have not yet recommenced due to a lack of operating funds.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Segment Reporting

Under FASB ASC 280-10-50, the Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

46

Penny Auction Solutions, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Fair Value of Financial Instruments

Under FASB ASC 820-10-05, the Financial Accounting Standards Board establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This Statement reaffirms that fair value is the relevant measurement attribute. The adoption of this standard did not have a material effect on the Company’s financial statements as reflected herein. The carrying amounts of cash, accounts payable and accrued interest reported on the balance sheet are estimated by management to approximate fair value primarily due to the short term nature of the instruments. The Company also had debt instruments that required fair value measurement on a recurring basis.

Revenue Recognition

The Company generates revenue from the online sale of “pennies” that are consumed in the bidding process regardless of whether the bid has resulted in a successful purchase, as well as, the sale of “advertisements’ or “banner ads” on its internet site directed toward internet users, bargain shoppers and gaming aficionados, and the sale of goods sold at auction. The Company recognizes revenue using four basic criteria that must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured, which is typically after receipt of payment and delivery, net of any credit card charge-backs and refunds. Determination of criteria (3) and (4) are based on management’s judgment regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company defers any revenue for which the product has not been delivered or is subject to refund, and for unused bid pennies, until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required. Revenues on membership fees are also deferred and recognized ratably over the membership period.

Deferred revenues from the online sale of unused “pennies” were $121,166 and $121,166 at May 31, 2015 and August 31, 2014, respectively.

Advertising and Promotion

All costs associated with advertising and promoting products are expensed as incurred.

Website Development Costs

The Company accounts for website development costs in accordance with ASC 350-50, “Accounting for Website Development Costs” (“ASC 350-50”), wherein website development costs are segregated into three activities:

1)	Initial stage (planning), whereby the related costs are expensed.
2)	Development (web application, infrastructure, graphics), whereby the related costs are capitalized and amortized once the website is ready for use. Costs for development content of the website may be expensed or capitalized depending on the circumstances of the expenditures.
3)	Post-implementation (after site is up and running: security, training, admin), whereby the related costs are expensed as incurred. Upgrades are usually expensed, unless they add additional functionality.

The Company has not capitalized any website development costs related to its penny auction platform during the nine months ended May 31, 2015 or the year ended August 31, 2014, respectively, related to its online penny auction platform.

Income Taxes

The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax basis of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. The Company provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

47

Penny Auction Solutions, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Impairment of Goodwill

The Company evaluates the carrying value of goodwill during the fourth quarter of each year and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. Such circumstances could include, but are not limited to (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator. When evaluating whether goodwill is impaired, the Company compares the fair value of the reporting unit to which the goodwill is assigned to the reporting unit’s carrying amount, including goodwill. The fair value of the reporting unit is estimated using a combination of the income, or discounted cash flows, approach and the market approach, which utilizes comparable companies’ data. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured. The impairment loss would be calculated by comparing the implied fair value of reporting unit goodwill to its carrying amount. In calculating the implied fair value of reporting unit goodwill, the fair value of the reporting unit is allocated to all of the other assets and liabilities of that unit based on their fair values. The excess of the fair value of a reporting unit over the amount assigned to its other assets and liabilities is the implied fair value of goodwill. An impairment loss would be recognized when the carrying amount of goodwill exceeds its implied fair value. The Company’s evaluation of goodwill completed during the years end August 31, 2014 and 2013 did not result in any impairment losses.

Basic and Diluted Loss Per Share

The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss adjusted on an “as if converted” basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For the periods presented, there were no outstanding potential common stock equivalents and therefore basic and diluted earnings per share result in the same figure.

Stock-Based Compensation

Under FASB ASC 718-10-30-2, all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The Company recognized $277,734 and $27,500 for services and compensation for the nine months ended May 31, 2015 and 2014, respectively.

Recent Accounting Pronouncements

In April 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2015-03, Interest–Imputation of Interest (Subtopic 835-30) (“ASU 2015-03”), which changes the presentation of debt issuance costs in financial statements. ASU 2015-03 requires an entity to present such costs in the balance sheet as a direct deduction from the related debt liability rather than as an asset. Amortization of the costs will continue to be reported as interest expense. It is effective for annual reporting periods beginning after December 15, 2016. Early adoption is permitted. The new guidance will be applied retrospectively to each prior period presented. The Company is currently in the process of evaluating the impact of adoption of ASU 2015-03 on its balance sheets.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements - Going Concern (Subtopic 205-40) (“ASU 2014-15”), which addresses management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and in certain circumstances to provide related footnote disclosures. The standard is effective for the annual period beginning after December 15, 2016 and for annual and interim periods thereafter. Early adoption is permitted. The Company does not believe that the adoption of ASU 2014-15 will have a material impact on its financial statements.

In June 2014, the FASB issued ASU No. 2014-12, Compensation – Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period. The new guidance requires that share-based compensation that require a specific performance target to be achieved in order for employees to become eligible to vest in the awards and that could be achieved after an employee completes the requisite service period be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant-date fair value of the award. Compensation costs should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. If the performance target becomes probable of being achieved before the end of the requisite service period, the remaining unrecognized compensation cost should be recognized prospectively over the remaining requisite service period. The total amount of compensation cost recognized during and after the requisite service period should reflect the number of awards that are expected to vest and should be adjusted to reflect those awards that ultimately vest. The requisite service period ends when the employee can cease rendering service and still be eligible to vest in the award if the performance target is achieved. This new guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2015. Early adoption is permitted. Entities may apply the amendments in this Update either (a) prospectively to all awards granted or modified after the effective date or (b) retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter. The adoption of ASU 2014-12 is not expected to have a material impact on our financial position or results of operations.

48

Penny Auction Solutions, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

In June 2014, the FASB issued ASU No. 2014-10: Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation, to improve financial reporting by reducing the cost and complexity associated with the incremental reporting requirements of development stage entities. The amendments in this update remove all incremental financial reporting requirements from U.S. GAAP for development stage entities, thereby improving financial reporting by eliminating the cost and complexity associated with providing that information. The amendments in this Update also eliminate an exception provided to development stage entities in Topic 810, Consolidation, for determining whether an entity is a variable interest entity on the basis of the amount of investment equity that is at risk. The amendments to eliminate that exception simplify U.S. GAAP by reducing avoidable complexity in existing accounting literature and improve the relevance of information provided to financial statement users by requiring the application of the same consolidation guidance by all reporting entities. The elimination of the exception may change the consolidation analysis, consolidation decision, and disclosure requirements for a reporting entity that has an interest in an entity in the development stage. The amendments related to the elimination of inception-to-date information and the other remaining disclosure requirements of Topic 915 should be applied retrospectively except for the clarification to Topic 275, which shall be applied prospectively. For public companies, those amendments are effective for annual reporting periods beginning after December 15, 2014, and interim periods therein. Early adoption is permitted. The Company elected the early adoption of ASU 2014-10 with these financial statements for the year ended August 31, 2014, which has not had a material impact on our financial position or results of operations.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, including most industry-specific revenue recognition guidance throughout the Industry Topics of the Codification. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period, and early application is not permitted. ASU 2014-09 allows for either full retrospective or modified retrospective adoption. We do not expect the adoption of the new provisions to have a material impact on our financial condition or results of operations.

In July 2013, the FASB issued ASU No. 2013-11: Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. The new guidance requires that unrecognized tax benefits be presented on a net basis with the deferred tax assets for such carryforwards. This new guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2013. We do not expect the adoption of the new provisions to have a material impact on our financial condition or results of operations.

No other new accounting pronouncements, issued or effective during the nine months ending May 31, 2015, have had or are expected to have a significant impact on the Company’s financial statements.

Note 2 – Going Concern

As shown in the accompanying condensed consolidated financial statements, the Company has incurred continuous losses from operations, had an accumulated deficit of $1,876,614, the Company’s current liabilities exceeded its current assets by $430,817 and had cash on hand of $109,651 as of May 31, 2015. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management is currently seeking additional sources of capital to fund short term operations through debt or equity investments, including loans from Officers and Directors. The Company, however, is dependent upon its ability to secure equity and/or debt financing and there are no assurances that the Company will be successful, therefore, without sufficient financing it would be unlikely for the Company to continue as a going concern.

The financial statements do not include any adjustments that might result from the outcome of any uncertainty as to the Company’s ability to continue as a going concern. The financial statements also do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3 – Fair Value of Financial Instruments

Under FASB ASC 820-10-5, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The standard outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures. Under GAAP, certain assets and liabilities must be measured at fair value, and FASB ASC 820-10-50 details the disclosures that are required for items measured at fair value.

49

Penny Auction Solutions, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

The Company has cash and debts that must be measured under the new fair value standard. The Company’s financial assets and liabilities are measured using inputs from the three levels of the fair value hierarchy. The three levels are as follows:

Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 - Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3 - Unobservable inputs that reflect our assumptions about the assumptions that market participants would use in pricing the asset or liability.

The following schedule summarizes the valuation of financial instruments at fair value on a recurring basis in the balance sheets as of May 31, 2015 and August 31, 2014:

	Fair Value Measurements at May 31, 2015
	Level 1	Level 2	Level 3
Assets
Cash	$109,651	$—	$—
Total assets	109,651	—	—
Liabilities
Due to officer, related party	—	35,356	—
Notes payable	—	319,693	—
Total Liabilities	—	355,049	—
	$109,651	$(355,049)	$—

	Fair Value Measurements at August 31, 2014
	Level 1	Level 2	Level 3
Assets
Cash	$1,602	$—	$—
Total assets	1,602	—	—
Liabilities
Due to officer, related party	—	39,691	—
Notes payable	—	615,569	—
Total Liabilities	—	655,260	—
	$1,602	$(655,260)	$—

There were no transfers of financial assets or liabilities between Level 1 and Level 2 inputs for the nine months ended May 31, 2015 or the year ended August 31, 2014.

Level 2 liabilities consist of demand notes and promissory notes. No fair value adjustment was necessary for the nine months ended May 31, 2015 or the year ended August 31, 2014.

Note 4 – Related Party

Management Changes

On February 20, 2015, the Company hired Bob van Leyen as CFO, and appointed Mr. Leyen to the Company’s Board of Directors.

On May 30, 2014, Danielle Terra resigned as a Director and Officer.

50

Penny Auction Solutions, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Employment Agreement, CEO

On January 1, 2015, the Company entered into an employment agreement with the Company’s CEO, Michael Holt, which includes an annual salary of $78,500 payable in monthly increments, and carrying no specific term. The Company recognized $32,708 of compensation expense, and $10,239 remained unpaid as of May 31, 2015.

Consulting Agreement, CFO

On February 20, 2015, the Company entered into a consulting agreement with the Company’s newly appointed CFO, Bob van Leyen over a two year term, which is based on the amount of funding the Company receives beginning with the commencement of the agreement. Prior to the Company’s receipt of cumulative funding of $150,000, Mr. van Leyen, shall receive compensation at the rate of $300 per hour (“Stage 1”) and subsequent to the cumulative receipt of $150,000 of financing, Mr. van Leyen shall be compensated at the rate of $250 per hour (“Stage 2”), payable in monthly increments. During Stage 1, the entire hourly rate may be paid in stock in lieu of cash at a rate of $0.10 per share with no cap on the amount of compensation. During Stage 2, Mr. van Leyen will be compensated equally in cash and stock in lieu of cash at a rate of $0.10 per share, initially, or $125 per hour in cash and $125 per hour in stock, with a maximum compensation of $5,000 per month. The Company, at its sole discretion, may change the conversion rate from time to time; however this cannot be done retroactively. On May 11, 2015 the minimum funding level of $150,000 had been achieved and consultant started charging the mixed cash/stock rate of $250 per hour as described above. The Company recognized $36,075 of compensation expense, including a signing bonus of $18,000, with the issuance of a total of 342,000 shares of common stock, and $1,875 remained unpaid as of May 31, 2015.

Debts

As disclosed in Note 5, the Company received loans at various dates from August 25, 2010 (inception) through May 31, 2015, consisting of net outstanding balances of $35,356 and $39,691 at May 31, 2015 and August 31, 2014, respectively, to establish a Company bank account and cover expenses paid to form the Corporation and retain professionals to audit and file our reports with the Securities and Exchange Commission (“SEC”). The loans were provided by, “The Auction Coach.Com, LLC”, a single member LLC owned by our majority shareholder, Corey Park and by Michael Holt our CEO. The Company has issued unsecured promissory notes to both, The Auction Coach.Com, LLC and our CEO, bearing interest at 8% and due on demand.

Common Stock Issuances

On May 14, 2015, the Company granted 162,000 shares of common stock to Bob van Leyen, the Company’s CFO, as compensation in lieu of cash for services provided. The fair value of the common stock in total was $16,200 based on recent sales of common stock to independent third parties at $0.10 per share.

On February 20, 2015, the Company hired Bob van Leyen as CFO, and appointed Mr. Leyen to the Company’s Board of Directors. Mr. Leyen was compensated with 180,000 shares of common stock as a bonus for services provided as the Company’s newly appointed CFO. The fair value of the common stock in total was $18,000 based on recent sales of common stock to independent third parties at $0.10 per share.

On February 18, 2015, the Company cancelled and returned to treasury 3,750,000 shares of common stock previously issued on January 10, 2011 to one of the Company’s former Directors.

On January 16, 2015, the Company cancelled and returned to treasury 75,000,000 shares of common stock previously issued on August 25, 2010 to one of the Company’s founders.

On September 15, 2014, the Company cancelled and returned to treasury 5,000,000 shares of common stock previously issued on August 25, 2010 to one of the Company’s founders.

51

Penny Auction Solutions, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 5 – Deferred Revenues

Deferred revenues consist of the following at May 31, 2015 and August 31, 2014, respectively:

	May 31, 2015	August 31, 2014

Bid “pennies” previously sold to customers still retained in customer accounts	$121,166	$121,166

The Company generates revenue from the online sale of “pennies” that are consumed in the bidding process regardless of whether the bid has resulted in a successful purchase. Deferred revenues consist of purchased “pennies” that have not yet been consumed during the bidding process. They are still held in the customer accounts.

Note 6 – Due to Officer

Due to officer consists of the following at May 31, 2015 and August 31, 2014, respectively:

	May 31, 2015	August 31, 2014

8% unsecured demand notes from a related party, “The Auction Coach.Com, LLC”, a single member LLC owned by our majority shareholder, Corey Park and our CEO, Michael Holt	$35,356	$35,356

8% unsecured demand note due to our CEO, Michael Holt	—	4,335

	$35,356	$39,691

The Company recognized interest expense of $2,034 and $2,804 during the nine months ended May 31, 2015 and 2014, respectively. On January 15, 2015, the Company repaid $2,665 of accrued interest owed to Michael Holt.

52

Penny Auction Solutions, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 7 – Notes Payable

Notes Payable consists of the following at May 31, 2015 and August 31, 2014, respectively:

	May 31, 2015	August 31, 2014

Unsecured note payable bearing interest at 20%, matured on March 30, 2011, originated on December 30, 2010.	$—	$30,000

Unsecured, non-interest bearing note payable, matures on December 31, 2017 issued to memorialize the unpaid cash component of our commitment fee with Kodiak Capital as more fully described in the note below. On March 1, 2015, the original debt of $500,000 was modified to $100,000, along with the extended maturity date of December 31, 2017, resulting in a gain on debt extinguishment of $400,000 during the nine months ended May 31, 2015.	100,000	500,000

Unsecured note payable bearing interest at 8%, due on demand, originated on February 23, 2012	3,700	3,700

Unsecured note payable bearing interest at 8%, due on demand, originated on August 30, 2012	500	500

Unsecured note payable bearing interest at 8%, due on demand, originated on September 17, 2012	5,000	5,000

Unsecured note payable bearing interest at 8%, due on demand, originated on October 25, 2012	5,000	5,000

Unsecured note payable bearing interest at 8%, due on demand, originated on December 20, 2012	2,500	2,500

Unsecured note payable bearing interest at 8%, due on demand, originated on February 1, 2013	9,000	9,000

Unsecured note payable non-interest bearing, due on demand	14,869	14,869

Unsecured note payable bearing interest at 8%, due on demand, originated on March 22, 2013	20,000	20,000

Unsecured note payable bearing interest at 8%, due on demand, originated on August 29, 2013	—	25,000

Unsecured note payable bearing interest at 8%, due on demand, originated on November 1, 2014 in satisfaction of $50,000 of outstanding accounts payable.	50,000	—

Unsecured note payable bearing interest at 8%, due on demand, originated on November 7, 2014 in exchange and consolidation of the two previous loans originating on December 30, 2010 and August 29, 2013	55,000	—

Unsecured note payable bearing interest at 10%, due on January 23, 2016, as amended, originated on January 23, 2015 in satisfaction of $54,124 of outstanding accounts payable to our securities attorney, Indeglia & Carney, LLP	54,124	—

Total notes payable	319,693	615,569
Less: current portion	219,693	615,569
Notes payable, less current portion	$100,000	$—

The Company recognized interest expense of $12,545 and $10,410 during the nine months ended May 31, 2015 and 2014, respectively. No interest has been paid to date.

53

Penny Auction Solutions, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 8 – Put Rights Financing and Equity Line of Credit

Pursuant to an equity purchase agreement with Kodiak Capital dated March 1, 2015, which replaced the originally dated September 1, 2010, and amended on December 28, 2010 and March 14, 2012 investment agreements, we have the right to “put” to Kodiak Capital up to $5,000,000 million in price of shares of our common stock (i.e., we can compel Kodiak Capital to purchase our common stock at a pre-determined formula).

In conjunction with our original investment agreements with Kodiak Capital, we issued 1,960,000 commitment shares of common stock on August 30, 2010 and 2,940,000 shares of our common stock pursuant to the addendum on December 28, 2010 to Kodiak Capital and its designee as a commitment fee. The fair value of the common stock was $98,000 and $147,000 based on recent sales of common stock to independent third parties at $0.05 per share for the issuances at August 30, 2010 and December 28, 2010, respectively. The shares are restricted stock as defined in Rule 144 under the Securities Act. On July 21, 2015, a total of 1,978,944 of these shares were voluntarily cancelled by Kodiak and returned to treasury. We also issued a $500,000 promissory note, which was modified on March 1, 2015, down to $100,000 with a revised maturity date of December 31, 2017 to memorialize the unpaid cash component of our commitment fee.

The investment agreement provides, in part, that following notice to Kodiak Capital, we may put to Kodiak Capital up to $5,000,000 in shares of our common stock for a purchase price equal to 85% percent of the lowest closing bid price of the common stock during the five consecutive trading days immediately following the date of our notice to Kodiak Capital of an election to put shares pursuant to the investment agreement. The aggregate dollar value that we will be permitted to put will be either: (a) $1,000,000 or (b) 200% of the average daily volume in the U.S. market of our common stock for the three trading days prior to the notice of our put, multiplied by the average of the three daily closing bid prices immediately preceding the date of the put notice. Kodiak Capital has indicated that it will resell those shares in the open market, resell our shares to other investors through negotiated transactions, or hold our shares in its portfolio.

Kodiak Capital will only purchase shares when we meet the following conditions:

•	a registration statement has been declared effective and remains effective for the resale of the common stock subject to the equity line of credit;

•	our common stock has not been suspended from trading for a period of five consecutive trading days and we have not been notified of any pending or threatened proceeding or other action to delist or suspend our common stock;

•	we have complied with our obligations under the investment agreement and the attendant registration rights agreement;

•	no injunction has been issued and remains in force, and no action has been commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of our common stock; and

•	we have not filed a petition in bankruptcy, either voluntarily or involuntarily, and there shall not have been commenced any proceedings under any bankruptcy or insolvency laws.

The investment agreement will terminate when any of the following events occur:

•	Kodiak has purchased an aggregate of $5,000,000 of our common stock or thirty-six months after the effective date;

•	we file or otherwise enter an order for relief in bankruptcy; or

•	our common stock ceases to be registered under the Exchange Act.

As we draw down on the equity line of credit, shares of our common stock will be sold into the market by Kodiak Capital. The sale of these additional shares could cause our stock price to decline. In turn, if the price of our common stock declines and we issue more puts, more shares will go into the market, which could cause a further drop in the price of the common stock.

54

Penny Auction Solutions, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 9 – Changes in Stockholders’ Equity (Deficit)

On August 25, 2010, the founders of the Company established 495,000,000 authorized shares of $0.001 par value common stock. Additionally, the Company founders established 5,000,000 authorized shares of $0.001 par value preferred stock.

Common Stock

On May 14, 2015, the Company granted 162,000 shares of common stock to Bob van Leyen, the Company’s CFO, as compensation in lieu of cash for services provided. The fair value of the common stock in total was $16,200 based on recent sales of common stock to independent third parties at $0.10 per share.

On May 5, 2015, the Company sold 500,000 shares of common stock to an individual investor, in exchange for proceeds of $50,000 based on a sales price of $0.10 per share.

On April 30, 2015, the Company sold 500,000 shares of common stock to an individual investor, in exchange for proceeds of $50,000 based on a sales price of $0.10 per share.

On March 11, 2015, the Company sold 500,000 shares of common stock to an individual investor, in exchange for proceeds of $50,000 based on a sales price of $0.10 per share.

On February 20, 2015, the Company granted 100,000 shares of common stock to a consultant as compensation in lieu of cash for services provided. The fair value of the common stock in total was $10,000 based on recent sales of common stock to independent third parties at $0.10 per share.

On February 20, 2015, the Company hired Bob van Leyen as CFO, and appointed Mr. Leyen to the Company’s Board of Directors. Mr. Leyen was compensated with 180,000 shares of common stock as a bonus for services provided as the Company’s newly appointed CFO. The fair value of the common stock in total was $18,000 based on recent sales of common stock to independent third parties at $0.10 per share.

On February 18, 2015, the Company cancelled and returned to treasury 3,750,000 shares of common stock previously issued on January 10, 2011 to one of the Company’s former Directors.

On February 3, 2015, the Company issued 200,000 shares of common stock to a consultant in satisfaction of a $20,000 subscriptions payable as compensation.

On January 16, 2015, the Company cancelled and returned to treasury 75,000,000 shares of common stock previously issued on August 25, 2010 to one of the Company’s founders.

On November 26, 2014, the Company sold 300,000 shares of common stock to an individual investor, in exchange for proceeds of $30,000 based on a sales price of $0.10 per share. The shares were subsequently issued on December 1, 2014.

On November 7, 2014, the Company granted 1,020,000 shares of common stock to a note holder in settlement of $18,466 of accrued interest and as compensation in lieu of cash for services provided. The fair value of the common stock in total was $102,000 based on recent sales of common stock to independent third parties at $0.10 per share.

On November 1, 2014, the Company granted 1,500,000 shares of common stock to a consultant as compensation in lieu of cash for services provided. The fair value of the common stock in total was $150,000 based on recent sales of common stock to independent third parties at $0.10 per share.

On September 15, 2014, the Company cancelled and returned to treasury 5,000,000 shares of common stock previously issued on August 25, 2010 to one of the Company’s founders.

55

Penny Auction Solutions, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 10 – Gain on Debt Extinguishment

During the nine months ended May 31, 2015, in connection with the settlement of obligations involving Kodiak Capital, the Company recognized a gain of $400,000 representing the reduction of $500,000 of principal to $100,000 on an unsecured, non-interest bearing note payable, which was originally issued on March 14, 2012, to memorialize the unpaid cash component of our commitment fee with Kodiak Capital. In addition, the maturity date on the remaining principal was extended to December 31, 2017.

Note 11 – Subsequent Events

Common Stock

On June 30, 2015, the Company sold 100,000 shares of common stock to an individual investor, in exchange for proceeds of $10,000 based on a sales price of $0.10 per share.

On July 21, 2015, the Company cancelled and returned to treasury 1,978,944 shares of common stock previously issued on December 28, 2010 to Kodiak Capital Group.

On August 19, 2015, the Company granted 101,250 shares of common stock to Bob van Leyen, the Company’s CFO, as compensation in lieu of cash for services provided. The fair value of the common stock in total was $10,125 based on recent sales of common stock to independent third parties at $0.10 per share.

56

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Penny Auction Solutions, Inc. & Subsidiary

We have audited the accompanying consolidated balance sheets of Penny Auctions Solutions, Inc. as of August 31, 2014 and 2013 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Penny Auctions Solutions, Inc. as of August 31, 2014 and 2013, and the results of its operations and cash flows for the periods described above in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has recurring losses and insufficient working capital, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ M&K CPAS, PLLC

www.mkacpas.com

Houston, Texas

September 3, 2015

57

PENNY AUCTION SOLUTIONS, INC. & SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	August 31, 2014	August 31, 2013
ASSETS

Current assets:
Cash	$1,602	$25,132
Prepaid expenses	178	137
Total current assets	1,780	25,269

Total assets	$1,780	$25,269

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$207,915	$208,460
Deferred revenues	121,166	121,166
Accrued interest, related parties	10,820	7,195
Accrued interest	34,733	23,077
Due to officer, related party	39,691	48,811
Notes payable	615,569	615,569
Total current liabilities	1,029,894	1,024,278

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value, 5,000,000 shares authorized, -0- and -0- shares issued and outstanding at August 31, 2014 and 2013 respectively	—	—
Common stock, $0.001 par value, 495,000,000 shares authorized, 104,252,800 and 104,749,800 shares issued and outstanding at August 31, 2014 and 2013, respectively	104,253	104,750
Additional paid-in capital	744,614	691,587
Subscriptions payable, consisting of 200,000 shares at August 31, 2014	20,000	—
Accumulated (deficit)	(1,896,981)	(1,795,346)
Total stockholders’ equity (deficit)	(1,028,114)	(999,009)

Total liabilities and stockholders’ equity (deficit)	$1,780	$25,269

The accompanying notes are an integral part of these financial statements.

58

PENNY AUCTION SOLUTIONS, INC. & SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended August 31, 2014	For the year ended August 31, 2013

Revenue	$—	$30
Cost of goods sold	—	—
Gross profit	—	30

Operating expenses:
General and administrative	4,242	6,735
Professional fees	79,881	68,393
Goodwill impairment	—	—
Total operating expenses	84,123	75,128

Net operating loss	(84,123)	(75,098)

Other expenses:
Interest expense	(17,512)	(14,157)
Financing costs	—	—
Total other expenses	(17,512)	(14,157)

Loss before provision for income taxes	(101,635)	(89,255)
Provision for income taxes	—	—

Net loss	$(101,635)	$(89,255)

Weighted average number of common shares outstanding - basic and fully diluted	105,050,285	104,975,293

Net loss per share - basic and fully diluted	$(0.00)	$(0.00)

The accompanying notes are an integral part of these financial statements.

59

PENNY AUCTION SOLUTIONS, INC. & SUBSIDIARY
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

					Additional			Total
	Preferred stock		Common stock		paid-In	Subscriptions	Accumulated	stockholders’
	Shares	Amount	Shares	Amount	capital	payable	(deficit)	equity (deficit)
Balance, August 31, 2012	—	$—	105,652,000	$105,652	$678,679	$—	$(1,706,091)	$(921,760)

Cancellation of common stock	—	—	(1,000,000)	(1,000)	1,000	—	—	—

Common stock issued for services	—	—	97,800	98	9,682	—	—	9,780

Contributed capital from imputed interest, related party	—	—	—	—	2,226	—	—	2,226

Net loss for the year ended August 31, 2013	—	—	—	—	—	—	(89,255)	(89,255)

Balance, August 31, 2013	—	$—	104,749,800	$104,750	$691,587	$—	$(1,795,346)	$(999,009)

Common stock sold for cash at $0.10 per share, Director	—	—	100,000	100	9,900	—	—	10,000

Common stock sold for cash at $0.10 per share	—	—	78,000	78	7,722	—	—	7,800

Cancellation of common stock	—	—	(1,000,000)	(1,000)	1,000	—	—	—

Common stock issued for services, Director	—	—	50,000	50	4,950	—	—	5,000

Common stock issued for services	—	—	275,000	275	27,225	20,000	—	47,500

Contributed capital from imputed interest, related party	—	—	—	—	2,230	—	—	2,230

Net loss for the year ended August 31, 2014	—	—	—	—	—	—	(101,635)	(101,635)

Balance, August 31, 2014	—	$—	104,252,800	$104,253	$744,614	$20,000	$(1,896,981)	$(1,028,114)

The accompanying notes are an integral part of these financial statements.

60

PENNY AUCTION SOLUTIONS, INC. & SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended August 31, 2014	For the year ended August 31, 2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(101,635)	$(89,255)
Adjustments to reconcile net loss to net cash used in operating activities:
Imputed interest on non-interest bearing related party debts	2,230	2,226
Shares issued for services, related parties	5,000	—
Shares issued for services	47,500	9,780
Decrease (increase) in assets:
Prepaid expenses	(41)	(137)
Increase (decrease) in liabilities:
Accounts payable	(545)	14,237
Accrued interest, related parties	3,625	3,607
Accrued interest	11,656	8,324
Net cash used in operating activities	(32,210)	(51,218)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock, related parties	10,000	—
Proceeds from sale of common stock	7,800	—
Proceeds from due to officer, related party	100	7,730
Repayments on due to officer, related party	(9,220)	(3,720)
Proceeds from notes payable	—	68,553
Repayments on notes payable	—	(713)
Net cash provided by financing activities	8,680	71,850

NET CHANGE IN CASH	(23,530)	20,632
CASH AT BEGINNING OF YEAR	25,132	4,500
CASH AT END OF YEAR	$1,602	$25,132

SUPPLEMENTAL INFORMATION:
Interest paid	$—	$—
Income taxes paid	$—	$—

Non-cash investing and financing activities:
Common stock cancelled and returned to treasury	$1,000	$1,000

The accompanying notes are an integral part of these financial statements.

61

Penny Auction Solutions, Inc.

Notes to Consolidated Financial Statements

Note 1 – Nature of Business and Significant Accounting Policies

Nature of Business

Penny Auction Solutions, Inc. was formed in the state of Nevada on August 25, 2010 to establish a network of international internet auction sites whereby customers purchase bidding credits (“pennies”) that enable them to bid on goods at a fraction of their market value. The Company expects to generate revenues from the online sale of the “pennies” that are consumed in the bidding process regardless of whether the bid has resulted in a successful purchase, as well as, the sale of “advertisements’ or “banner ads” on its internet site directed toward internet users, bargain shoppers and gaming aficionados.

The Company has adopted a fiscal year end of August 31.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Nail Bidder, Inc., a wholly-owned subsidiary under common control and ownership:

	State of		Abbreviated
Name of Entity	Incorporation	Relationship	Reference
Nail Bidder, Inc.	New York	Subsidiary(1)	Nail Bidder

(1) Wholly-owned subsidiary.

Nail Bidder, Inc. was acquired on March 28, 2012 as part of a Securities Purchase Agreement (“SPA”). Pursuant to the SPA, we purchased all of Nail Bidder’s assets and assumed all of its liabilities, including all of its cash, intellectual property, its business trade name, website (nailbidder.com), goodwill, trade payables and loans due to officer in consideration for 340,000 shares of our common stock, with a fair value of $17,000, which was delivered at the closing. Nail Bidder operated a penny auction website similar to the planned operations of Penny Auction Solutions. The website auctions temporarily terminated shortly after the acquisition and have not yet recommenced due to a lack of operating funds.

The consolidated financial statements herein contain the operations of the wholly-owned subsidiary of Nail Bidder. All significant inter-company transactions have been eliminated in the preparation of these financial statements. The parent company, Penny Auction Solutions, Inc. and its subsidiary, Nail Bidder will be collectively referred to herein as the “Company”, or “Penny Auction Solutions”.

These statements reflect all adjustments, consisting of normal recurring adjustments, which in the opinion of management are necessary for fair presentation of the information contained therein. The Company follows the same accounting policies in the preparation of interim reports.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Segment Reporting

Under FASB ASC 280-10-50, the Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Fair Value of Financial Instruments

Under FASB ASC 820-10-05, the Financial Accounting Standards Board establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This Statement reaffirms that fair value is the relevant measurement attribute. The adoption of this standard did not have a material effect on the Company’s financial statements as reflected herein. The carrying amounts of cash, accounts payable and accrued interest reported on the balance sheet are estimated by management to approximate fair value primarily due to the short term nature of the instruments. The Company also had debt instruments that required fair value measurement on a recurring basis.

62

Penny Auction Solutions, Inc.

Notes to Consolidated Financial Statements

Revenue Recognition

The Company generates revenue from the online sale of “pennies” that are consumed in the bidding process regardless of whether the bid has resulted in a successful purchase, as well as, the sale of “advertisements’ or “banner ads” on its internet site directed toward internet users, bargain shoppers and gaming aficionados, and the sale of goods sold at auction. The Company recognizes revenue using four basic criteria that must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured, which is typically after receipt of payment and delivery, net of any credit card charge-backs and refunds. Determination of criteria (3) and (4) are based on management’s judgment regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company defers any revenue for which the product has not been delivered or is subject to refund, and for unused bid pennies, until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required. Revenues on membership fees are also deferred and recognized ratably over the membership period.

Deferred revenues from the online sale of unused “pennies” were $121,166 and $121,166 at August 31, 2014 and 2013, respectively.

Advertising and Promotion

All costs associated with advertising and promoting products are expensed as incurred.

Website Development Costs

The Company accounts for website development costs in accordance with ASC 350-50, “Accounting for Website Development Costs” (“ASC 350-50”), wherein website development costs are segregated into three activities:

1)	Initial stage (planning), whereby the related costs are expensed.
2)	Development (web application, infrastructure, graphics), whereby the related costs are capitalized and amortized once the website is ready for use. Costs for development content of the website may be expensed or capitalized depending on the circumstances of the expenditures.
3)	Post-implementation (after site is up and running: security, training, admin), whereby the related costs are expensed as incurred. Upgrades are usually expensed, unless they add additional functionality.

The Company had no capitalized website development costs during the years ended August 31, 2014 and 2013 related to its online penny auction platform.

Income Taxes

The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax basis of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. The Company provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Impairment of Goodwill

The Company evaluates the carrying value of goodwill during the fourth quarter of each year and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. Such circumstances could include, but are not limited to (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator. When evaluating whether goodwill is impaired, the Company compares the fair value of the reporting unit to which the goodwill is assigned to the reporting unit’s carrying amount, including goodwill. The fair value of the reporting unit is estimated using a combination of the income, or discounted cash flows, approach and the market approach, which utilizes comparable companies’ data. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured. The impairment loss would be calculated by comparing the implied fair value of reporting unit goodwill to its carrying amount. In calculating the implied fair value of reporting unit goodwill, the fair value of the reporting unit is allocated to all of the other assets and liabilities of that unit based on their fair values. The excess of the fair value of a reporting unit over the amount assigned to its other assets and liabilities is the implied fair value of goodwill. An impairment loss would be recognized when the carrying amount of goodwill exceeds its implied fair value. The Company’s evaluation of goodwill completed during the years end August 31, 2014 and 2013 did not result in any impairment losses.

63

Penny Auction Solutions, Inc.

Notes to Consolidated Financial Statements

Basic and Diluted Loss Per Share

The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss adjusted on an “as if converted” basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For the periods presented, there were no outstanding potential common stock equivalents and therefore basic and diluted earnings per share result in the same figure.

Stock-Based Compensation

Under FASB ASC 718-10-30-2, all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The Company recognized $52,500 and $9,780 for services and compensation for the years ended August 31, 2014 and 2013, respectively.

Recent Accounting Pronouncements

In June 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-12, Compensation – Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period. The new guidance requires that share-based compensation that require a specific performance target to be achieved in order for employees to become eligible to vest in the awards and that could be achieved after an employee completes the requisite service period be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant-date fair value of the award. Compensation costs should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. If the performance target becomes probable of being achieved before the end of the requisite service period, the remaining unrecognized compensation cost should be recognized prospectively over the remaining requisite service period. The total amount of compensation cost recognized during and after the requisite service period should reflect the number of awards that are expected to vest and should be adjusted to reflect those awards that ultimately vest. The requisite service period ends when the employee can cease rendering service and still be eligible to vest in the award if the performance target is achieved. This new guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2015. Early adoption is permitted. Entities may apply the amendments in this Update either (a) prospectively to all awards granted or modified after the effective date or (b) retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter. The adoption of ASU 2014-12 is not expected to have a material impact on our financial position or results of operations.

In June 2014, the FASB issued ASU No. 2014-10: Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation, to improve financial reporting by reducing the cost and complexity associated with the incremental reporting requirements of development stage entities. The amendments in this update remove all incremental financial reporting requirements from U.S. GAAP for development stage entities, thereby improving financial reporting by eliminating the cost and complexity associated with providing that information. The amendments in this Update also eliminate an exception provided to development stage entities in Topic 810, Consolidation, for determining whether an entity is a variable interest entity on the basis of the amount of investment equity that is at risk. The amendments to eliminate that exception simplify U.S. GAAP by reducing avoidable complexity in existing accounting literature and improve the relevance of information provided to financial statement users by requiring the application of the same consolidation guidance by all reporting entities. The elimination of the exception may change the consolidation analysis, consolidation decision, and disclosure requirements for a reporting entity that has an interest in an entity in the development stage. The amendments related to the elimination of inception-to-date information and the other remaining disclosure requirements of Topic 915 should be applied retrospectively except for the clarification to Topic 275, which shall be applied prospectively. For public companies, those amendments are effective for annual reporting periods beginning after December 15, 2014, and interim periods therein. Early adoption is permitted. The Company elected the early adoption of ASU 2014-10 with these financial statements for the year ended August 31, 2014, which has not had a material impact on our financial position or results of operations.

In July 2013, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2013-11: Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. The new guidance requires that unrecognized tax benefits be presented on a net basis with the deferred tax assets for such carryforwards. This new guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2013. We do not expect the adoption of the new provisions to have a material impact on our financial condition or results of operations.

64

Penny Auction Solutions, Inc.

Notes to Consolidated Financial Statements

In February 2013, the FASB issued ASU No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, to improve the transparency of reporting these reclassifications. Other comprehensive income includes gains and losses that are initially excluded from net income for an accounting period. Those gains and losses are later reclassified out of accumulated other comprehensive income into net income. The amendments in the ASU do not change the current requirements for reporting net income or other comprehensive income in financial statements. All of the information that this ASU requires already is required to be disclosed elsewhere in the financial statements under U.S. GAAP. The new amendments will require an organization to:

-	Present (either on the face of the statement where net income is presented or in the notes) the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income (but only if the item reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period); and
-	Cross-reference to other disclosures currently required under U.S. GAAP for other reclassification items (that are not required under U.S. GAAP) to be reclassified directly to net income in their entirety in the same reporting period. This would be the case when a portion of the amount reclassified out of accumulated other comprehensive income is initially transferred to a balance sheet account (e.g., inventory for pension-related amounts) instead of directly to income or expense.

The amendments apply to all public and private companies that report items of other comprehensive income. Public companies are required to comply with these amendments for all reporting periods (interim and annual). The amendments are effective for reporting periods beginning after December 15, 2012, for public companies. Early adoption is permitted. The adoption of ASU No. 2013-02 did not have a material impact on our financial position or results of operations.

In January 2013, the FASB issued ASU No. 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities, which clarifies which instruments and transactions are subject to the offsetting disclosure requirements originally established by ASU 2011-11. The new ASU addresses preparer concerns that the scope of the disclosure requirements under ASU 2011-11 was overly broad and imposed unintended costs that were not commensurate with estimated benefits to financial statement users. In choosing to narrow the scope of the offsetting disclosures, the FASB determined that it could make them more operable and cost effective for preparers while still giving financial statement users sufficient information to analyze the most significant presentation differences between financial statements prepared in accordance with U.S. GAAP and those prepared under IFRSs. Like ASU 2011-11, the amendments in this update will be effective for fiscal periods beginning on, or after January 1, 2013. The adoption of ASU 2013-01 did not have a material impact on our financial position or results of operations.

In October 2012, the FASB issued ASU 2012-04, “Technical Corrections and Improvements” in Accounting Standards Update No. 2012-04. The amendments in this update cover a wide range of Topics in the Accounting Standards Codification. These amendments include technical corrections and improvements to the Accounting Standards Codification and conforming amendments related to fair value measurements. The amendments in this update will be effective for fiscal periods beginning after December 15, 2012. The adoption of ASU 2012-04 did not have a material impact on our financial position or results of operations.

In August 2012, the FASB issued ASU 2012-03, “Technical Amendments and Corrections to SEC Sections: Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin (SAB) No. 114, Technical Amendments Pursuant to SEC Release No. 33-9250, and Corrections Related to FASB Accounting Standards Update 2010-22 (SEC Update)” in Accounting Standards Update No. 2012-03. This update amends various SEC paragraphs pursuant to the issuance of SAB No. 114. The adoption of ASU 2012-03 did not have a material impact on our financial position or results of operations.

In July 2012, the FASB issued ASU 2012-02, “Intangibles – Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment” in Accounting Standards Update No. 2012-02. This update amends ASU 2011-08, Intangibles – Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment and permits an entity first to assess qualitative factors to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform the quantitative impairment test in accordance with Subtopic 350-30, Intangibles - Goodwill and Other - General Intangibles Other than Goodwill. The amendments are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted, including for annual and interim impairment tests performed as of a date before July 27, 2012, if a public entity’s financial statements for the most recent annual or interim period have not yet been issued or, for nonpublic entities, have not yet been made available for issuance. The adoption of ASU 2012-02 did not have a material impact on our financial position or results of operations.

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Penny Auction Solutions, Inc.

Notes to Consolidated Financial Statements

Note 2 – Going Concern

As shown in the accompanying financial statements, the Company is in the development stage, has incurred net losses of $101,635 and $89,255 for the years ended August 31, 2014 and 2013, respectively, and an accumulated deficit of $1,896,981 and cash on hand of $1,602 as of August 31, 2014. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management is currently seeking additional sources of capital to fund short term operations through debt or equity investments, including loans from Officers and Directors. The Company, however, is dependent upon its ability to secure equity and/or debt financing and there are no assurances that the Company will be successful, therefore, without sufficient financing it would be unlikely for the Company to continue as a going concern.

The financial statements do not include any adjustments that might result from the outcome of any uncertainty as to the Company’s ability to continue as a going concern. The financial statements also do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3 – Fair Value of Financial Instruments

Under FASB ASC 820-10-5, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The standard outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures. Under GAAP, certain assets and liabilities must be measured at fair value, and FASB ASC 820-10-50 details the disclosures that are required for items measured at fair value.

The Company has cash and debts that must be measured under the new fair value standard. The Company’s financial assets and liabilities are measured using inputs from the three levels of the fair value hierarchy. The three levels are as follows:

Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 - Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3 - Unobservable inputs that reflect our assumptions about the assumptions that market participants would use in pricing the asset or liability.

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Penny Auction Solutions, Inc.

Notes to Consolidated Financial Statements

The following schedule summarizes the valuation of financial instruments at fair value on a recurring basis in the balance sheets as of August 31, 2014 and August 31, 2013:

	Fair Value Measurements at August 31, 2014
	Level 1	Level 2	Level 3
Assets
Cash	$1,602	$—	$—
Total assets	1,602	—	—
Liabilities
Due to officer, related party	—	39,691	—
Notes payable	—	615,569	—
Total Liabilities	—	655,260	—
	$1,602	$(655,260)	$—

	Fair Value Measurements at August 31, 2013
	Level 1	Level 2	Level 3
Assets
Cash	$25,132	$—	$—
Total assets	25,132	—	—
Liabilities
Due to officer, related party	—	48,811	—
Notes payable	—	615,569	—
Total Liabilities	—	664,380	—
	$25,132	$(664,380)	$—

There were no transfers of financial assets or liabilities between Level 1 and Level 2 inputs for the years ended August 31, 2014 or August 31, 2013.

Level 2 liabilities consist of Demand notes and Promissory notes. No fair value adjustment was necessary during the years ended August 31, 2014 or August 31, 2013, respectively.

Note 4 – Related Party

Debts

As disclosed in Note 5, the Company received loans at various dates from August 25, 2010 (inception) through August 31, 2014, consisting of net outstanding balances of $39,691 and $48,811 at August 31, 2014 and 2013, respectively, to establish a Company bank account and cover expenses paid to form the Corporation and retain professionals to audit and file our reports with the Securities and Exchange Commission (“SEC”). The loans were provided by, “The Auction Coach.Com, LLC”, a single member LLC owned by our majority shareholder, Corey Park and by Michael Holt our CEO. The Company has issued unsecured promissory notes to both, The Auction Coach.Com, LLC and our CEO, bearing interest at 8% and due on demand.

Common Stock Issuances

On September 4, 2013, the Company sold 100,000 shares of common stock to a Director in exchange for proceeds of $10,000 based on a sales price of $0.10 per share.

On September 25, 2013, the Company granted 50,000 shares of common stock to a Director as compensation in lieu of cash for services provided. The fair value of the common stock in total was $5,000 based on recent sales of common stock to independent third parties at $0.10 per share.

On June 18, 2014, the Company sold 48,000 shares of common stock to the mother of the Company’s CEO, in exchange for proceeds of $4,800 based on a sales price of $0.10 per share.

On August 15, 2014, the Company cancelled and returned to treasury 1,000,000 shares of common stock previously issued on January 10, 2011 to one of the founders’ wives as compensation in lieu of cash for advisory services provided.

Management Changes

On May 30, 2014, Danielle Terra resigned as a Director and Officer.

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Penny Auction Solutions, Inc.

Notes to Consolidated Financial Statements

Note 5 – Deferred Revenues

Deferred revenues consist of the following at August 31, 2014 and 2013, respectively:

	August 31, 2014	August 31, 2013

Bid “pennies” previously sold to customers still retained in customer accounts	$121,166	$121,166

The Company generates revenue from the online sale of “pennies” that are consumed in the bidding process regardless of whether the bid has resulted in a successful purchase. Deferred revenues consist of purchased “pennies” that have not yet been consumed during the bidding process. They are still held in the customer accounts.

Note 6 – Due to officer

Due to officer consists of the following at August 31, 2014 and 2013, respectively:

	August 31,	August 31,
	2014	2013

8% unsecured demand notes from a related party, “The Auction Coach.Com, LLC”, a single member LLC owned by our majority shareholder, Corey Park and our CEO, Michael Holt	$35,356	$35,356

8% unsecured demand note due to our CEO, Michael Holt	4,335	13,455

	$39,691	$48,811

The Company recognized interest expense of $3,625 and $3,607 as of August 31, 2014 and 2013, respectively. No interest has been paid to date.

Note 7 – Notes Payable

Notes Payable consists of the following at August 31, 2014 and 2013, respectively:

	August 31,	August 31,
	2014	2013

Unsecured note payable bearing interest at 20%, matured on March 30, 2011, originated on December 30, 2010 (currently in default)	$30,000	$30,000

Unsecured, non-interest bearing note payable, matured on March 31, 2014 issued to memorialize the unpaid cash component of our commitment fee with Kodiak Capital as more fully described in the note below (currently in default)	500,000	500,000

Unsecured note payable bearing interest at 8%, due on demand, originated on February 23, 2012	3,700	3,700

Unsecured note payable bearing interest at 8%, due on demand, originated on August 30, 2012	500	500

Unsecured note payable non-interest bearing, due on demand	14,869	14,869

Unsecured note payable bearing interest at 8%, due on demand, originated on September 17, 2012	5,000	5,000

Unsecured note payable bearing interest at 8%, due on demand, originated on October 25, 2012	5,000	5,000

Unsecured note payable bearing interest at 8%, due on demand, originated on December 20, 2012	2,500	2,500

Unsecured note payable bearing interest at 8%, due on demand, originated on February 1, 2013	9,000	9,000

Unsecured note payable bearing interest at 8%, due on demand, originated on March 22, 2013	20,000	20,000

Unsecured note payable bearing interest at 8%, due on demand, originated on August 29, 2013	25,000	25,000

Total notes payable	615,569	615,569
Less: current portion	615,569	615,569
Notes payable, less current portion	$—	$—

The Company recognized interest expense of $13,887 and $8,324 during the years ended August 31, 2014 and 2013, respectively. No interest has been paid to date.

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Penny Auction Solutions, Inc.

Notes to Consolidated Financial Statements

Note 8 – Put Rights Financing and Equity Line of Credit

Pursuant to an investment agreement with Kodiak Capital originally dated September 1, 2010, and amended on December 28, 2010 and again on March 14, 2012, we have the right to “put” to Kodiak Capital up to $10,000,000 million in price of shares of our common stock (i.e., we can compel Kodiak Capital to purchase our common stock at a pre-determined formula).

In conjunction with our investment agreement with Kodiak Capital, we issued 1,960,000 commitment shares of common stock on August 30, 2010 and 2,940,000 shares of our common stock pursuant to the addendum on December 28, 2010 to Kodiak Capital and its designee as a commitment fee. The fair value of the common stock was $98,000 and $147,000 based on recent sales of common stock to independent third parties at $0.05 per share for the issuances at August 30, 2010 and December 28, 2010, respectively. The shares are restricted stock as defined in Rule 144 under the Securities Act. We also issued a $500,000 promissory note with a maturity date of March 31, 2014 to memorialize the unpaid cash component of our commitment fee.

The investment agreement provides, in part, that following notice to Kodiak Capital, we may put to Kodiak Capital up to $10,000,000 in shares of our common stock for a purchase price equal to 90% percent of the lowest closing “best bid” price (the highest posted bid price) of the common stock during the five consecutive trading days immediately following the date of our notice to Kodiak Capital of an election to put shares pursuant to the investment agreement. The aggregate dollar value that we will be permitted to put will be either: (a) $1,000,000 or (b) 200% of the average daily volume in the U.S. market of our common stock for the three trading days prior to the notice of our put, multiplied by the average of the three daily closing bid prices immediately preceding the date of the put notice. Kodiak Capital has indicated that it will resell those shares in the open market, resell our shares to other investors through negotiated transactions, or hold our shares in its portfolio.

Kodiak Capital will only purchase shares when we meet the following conditions:

•	a registration statement has been declared effective and remains effective for the resale of the common stock subject to the equity line of credit;
•	our common stock has not been suspended from trading for a period of five consecutive trading days and we have not been notified of any pending or threatened proceeding or other action to delist or suspend our common stock;
•	we have complied with our obligations under the investment agreement and the attendant registration rights agreement;
•	no injunction has been issued and remains in force, and no action has been commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of our common stock; and
•	we have not filed a petition in bankruptcy, either voluntarily or involuntarily, and there shall not have been commenced any proceedings under any bankruptcy or insolvency laws.

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Penny Auction Solutions, Inc.

Notes to Consolidated Financial Statements

The investment agreement will terminate when any of the following events occur:

•	Kodiak has purchased an aggregate of $10,000,000 of our common stock or thirty-six months after the effective date;
•	we file or otherwise enter an order for relief in bankruptcy; or
•	our common stock ceases to be registered under the Exchange Act.

As we draw down on the equity line of credit, shares of our common stock will be sold into the market by Kodiak Capital. The sale of these additional shares could cause our stock price to decline. In turn, if the price of our common stock declines and we issue more puts, more shares will go into the market, which could cause a further drop in the price of the common stock.

Note 9 – Stockholders’ Equity (Deficit)

On August 25, 2010, the founders of the Company established 495,000,000 authorized shares of $0.001 par value common stock. Additionally, the Company founders established 5,000,000 authorized shares of $0.001 par value preferred stock.

Common Stock

On October 3, 2012, the Company granted 20,000 shares of common stock to a consultant as compensation in lieu of cash for services provided. The fair value of the common stock in total was $2,000 based on recent sales of common stock to independent third parties at $0.10 per share. The shares were subsequently issued on February 28, 2013.

On December 17, 2012, a shareholder returned 1,000,000 shares of common stock that were cancelled and returned to treasury.

On April 1, 2013, the Company granted 2,800 shares of common stock to a consultant as compensation in lieu of cash for services provided. The fair value of the common stock in total was $280 based on recent sales of common stock to independent third parties at $0.10 per share. The shares were subsequently issued on June 11, 2013.

On April 10, 2013, the Company granted 75,000 shares of common stock to a consultant as compensation in lieu of cash for advisory services provided. The fair value of the common stock in total was $7,500 based on recent sales of common stock to independent third parties at $0.10 per share. The shares were subsequently issued on June 11, 2013.

On September 4, 2013, the Company sold 100,000 shares of common stock to a Director in exchange for proceeds of $10,000 based on a sales price of $0.10 per share.

On September 10, 2013, the Company sold 5,000 shares of common stock to an individual investor, in exchange for proceeds of $500 based on a sales price of $0.10 per share.

On September 25, 2013, the Company granted 50,000 shares of common stock to a Director as compensation in lieu of cash for services provided. The fair value of the common stock in total was $5,000 based on recent sales of common stock to independent third parties at $0.10 per share.

On October 4, 2013, the Company sold 25,000 shares of common stock to an individual investor, in exchange for proceeds of $2,500 based on a sales price of $0.10 per share.

On January 1, 2014, the Company granted 200,000 shares of common stock to a consultant as compensation in lieu of cash for services provided. The fair value of the common stock in total was $20,000 based on recent sales of common stock to independent third parties at $0.10 per share.

On January 1, 2014, the Company granted 25,000 shares of common stock to a consultant as compensation in lieu of cash for services provided. The fair value of the common stock in total was $2,500 based on recent sales of common stock to independent third parties at $0.10 per share.

On June 6, 2014, the Company granted 50,000 shares of common stock to a consultant as compensation in lieu of cash for services provided. The fair value of the common stock in total was $5,000 based on recent sales of common stock to independent third parties at $0.10 per share.

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Penny Auction Solutions, Inc.

Notes to Consolidated Financial Statements

On June 18, 2014, the Company sold 48,000 shares of common stock to the mother of the Company’s CEO, in exchange for proceeds of $4,800 based on a sales price of $0.10 per share.

On August 15, 2014, the Company cancelled and returned to treasury 1,000,000 shares of common stock previously issued on January 10, 2011 to one of the founders’ wives as compensation in lieu of cash for advisory services provided.

Subscriptions Payable

On August 31, 2014, the Company granted 200,000 shares of common stock to a consultant as compensation in lieu of cash for services provided. The fair value of the common stock in total was $20,000 based on recent sales of common stock to independent third parties at $0.10 per share. The shares were subsequently issued on February 3, 2015, as such they were presented as a subscriptions payable as of August 31, 2014.

Note 10 – Subsequent Events

Put Rights Financing and Equity Line of Credit

On March 1, 2015, the Company replaced its outstanding amended investment agreement with a new Equity Purchase Agreement and Registration Rights Agreement (“Equity Line of Credit”). The Equity Line of Credit gives the Company the right to “put” to Kodiak Capital up to $5,000,000 million in price of shares of our common stock (i.e., we can compel Kodiak Capital to purchase our common stock at a pre-determined formula).

Common Stock

On September 15, 2014, the Company cancelled and returned to treasury 5,000,000 shares of common stock previously issued on August 25, 2010 to one of the Company’s founders.

On November 1, 2014, the Company granted 1,500,000 shares of common stock to a consultant as compensation in lieu of cash for services provided. The fair value of the common stock in total was $150,000 based on recent sales of common stock to independent third parties at $0.10 per share.

On November 7, 2014, the Company granted 1,020,000 shares of common stock to a note holder in settlement of $18,466 of accrued interest and as compensation in lieu of cash for services provided. The fair value of the common stock in total was $102,000 based on recent sales of common stock to independent third parties at $0.10 per share.

On November 26, 2014, the Company sold 300,000 shares of common stock to an individual investor, in exchange for proceeds of $30,000 based on a sales price of $0.10 per share. The shares were subsequently issued on December 1, 2014.

On January 16, 2015, the Company cancelled and returned to treasury 75,000,000 shares of common stock previously issued on August 25, 2010 to one of the Company’s founders.

On February 3, 2015, the Company issued 200,000 shares of common stock to a consultant in satisfaction of a $20,000 subscriptions payable as compensation.

On February 18, 2015, the Company cancelled and returned to treasury 3,750,000 shares of common stock previously issued on January 10, 2011 to one of the Company’s former Directors.

On February 20, 2015, the Company hired Bob van Leyen as CFO, and appointed Mr. van Leyen to the Company’s Board of Directors. Mr. van Leyen was compensated with 180,000 shares of common stock as a bonus for services provided as the Company’s newly appointed CFO. The fair value of the common stock in total was $18,000 based on recent sales of common stock to independent third parties at $0.10 per share.

On February 20, 2015, the Company granted 100,000 shares of common stock to a Director as compensation in lieu of cash for services provided. The fair value of the common stock in total was $10,000 based on recent sales of common stock to independent third parties at $0.10 per share.

On March 11, 2015, the Company sold 500,000 shares of common stock to an individual investor, in exchange for proceeds of $50,000 based on a sales price of $0.10 per share.

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Penny Auction Solutions, Inc.

Notes to Consolidated Financial Statements

On April 30, 2015, the Company sold 500,000 shares of common stock to an individual investor, in exchange for proceeds of $50,000 based on a sales price of $0.10 per share.

On May 5, 2015, the Company sold 500,000 shares of common stock to an individual investor, in exchange for proceeds of $50,000 based on a sales price of $0.10 per share.

On May 14, 2015, the Company granted 162,000 shares of common stock to Bob van Leyen, the Company’s CFO, as compensation in lieu of cash for services provided. The fair value of the common stock in total was $16,200 based on recent sales of common stock to independent third parties at $0.10 per share.

On June 30, 2015, the Company sold 100,000 shares of common stock to an individual investor, in exchange for proceeds of $10,000 based on a sales price of $0.10 per share.

On July 21, 2015, the Company cancelled and returned to treasury 1,978,944 shares of common stock previously issued on December 28, 2010 to Kodiak Capital Group.

On August 19, 2015, the Company granted 101,250 shares of common stock to Bob Van Leyen, the Company’s CFO, as compensation in lieu of cash for services provided. The fair value of the common stock in total was $10,125 based on recent sales of common stock to independent third parties at $0.10 per share.

Notes Payable

On November 1, 2014, the Company issued a promissory note, consisting of $50,000 of principal to J. Johnson Consulting, LLC, a service provider, in satisfaction of $50,000 of outstanding accounts payable. The promissory note bears interest at 8%, due on demand.

On November 7, 2014, the Company refinanced two promissory notes, consisting of $30,000 and $25,000 of principal, with Don Schroeder in exchange for a new promissory in the amount of $55,000, bearing interest at 8% and due on demand. A total of $11,636 of accrued interest carried over to the new promissory note.

On January 23, 2015, the Company issued a promissory note, consisting of $54,124 of principal to our securities attorney, Indeglia & Carney, LLP, in satisfaction of $54,124 of outstanding accounts payable. The promissory note bears interest at 10%, due on July 23, 2015.

Gain on Debt Extinguishment

On March 1, 2015, in connection with the settlement of obligations involving Kodiak Capital, the Company recognized a gain of $400,000 representing the reduction of $500,000 of principal to $100,000 on an unsecured, non-interest bearing note payable, which was originally issued on March 14, 2012, to memorialize the unpaid cash component of our commitment fee with Kodiak Capital. In addition, the maturity date on the remaining principal was extended to December 31, 2017.

Management Changes

On February 20, 2015, the Company hired Bob van Leyen as CFO, and appointed Mr. Leyen to the Company’s Board of Directors. Mr. Leyen was compensated with 180,000 shares of common stock as a bonus for services provided as the Company’s newly appointed CFO. The fair value of the common stock in total was $18,000 based on recent sales of common stock to independent third parties at $0.10 per share. Future compensation is yet to be determined.

Employment Agreement, CEO

On January 1, 2015, the Company entered into an employment agreement with the Company’s CEO, Michael Holt, which includes an annual salary of $78,500 payable in monthly increments, and carrying no specific term.

Consulting Agreement, CFO

On February 20, 2015, the Company entered into a consulting agreement with the Company’s newly appointed CFO, Bob van Leyen over a two year term, which is based on the amount of funding the Company receives beginning with the commencement of the agreement. Prior to the Company’s receipt of cumulative funding of $150,000, Mr. van Leyen, shall receive compensation at the rate of $300 per hour (“Stage 1”) and subsequent to the cumulative receipt of $150,000 of financing, Mr. van Leyen shall be compensated at the rate of $250 per hour (“Stage 2”), payable in monthly increments. During Stage 1, the entire hourly rate may be paid in stock in lieu of cash at a rate of $0.10 per share with no cap on the amount of compensation. During Stage 2, Mr. van Leyen will be compensated equally in cash and stock in lieu of cash at a rate of $0.10 per share, initially, or $125 per hour in cash and $125 per hour in stock, with a maximum compensation of $5,000 per month. On May 11, 2015 the minimum funding level of $150,000 had been achieved and consultant started charging the mixed cash/stock rate of $250 per hour as described above. The Company, at its sole discretion, may change the conversion rate from time to time; however this cannot be done retroactively.

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(b)	Exhibits

The following exhibits are filed with this Registration Statement on Form 10 or are incorporated by reference as described below.

Exhibit No.	Description
2.1	Stock Purchase Agreement by and among Penny Auctions Solutions, Inc., Nail Bidder, Inc. and the shareholders of Nail Bidder, Inc. (incorporated by reference to Exhibit 2.1 of our registration statement on Form 10-12G filed with the Securities and Exchange Commissioner on July 11, 2013)
3.1	Articles of Incorporation (incorporated by reference to Exhibit 3.1 of our registration statement on Form S-1 filed with the Securities and Exchange Commissioner on February 3, 2011)
3.2	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.2 of our registration statement on Form S-1 filed with the Securities and Exchange Commissioner on February 3, 2011)
3.3	Bylaws (incorporated by reference to Exhibit 3.3 of our registration statement on Form S-1 filed with the Securities and Exchange Commissioner on February 3, 2011)
3.4	Certificate of Withdrawal of Certificate of Designation of Series A Preferred Stock (incorporated by reference to Exhibit 3.4 of our registration statement on Form 10-12G filed with the Securities and Exchange Commissioner on July 11, 2013)
4.1	Specimen Certificate for Common Stock (incorporated by reference to Exhibit 4.1 of our registration statement on Form S-1 filed with the Securities and Exchange Commissioner on February 3, 2011)
4.2*	Equity Purchase Agreement with Kodiak Capital Group, LLC, a Delaware limited liability company, dated March 1, 2015
4.3*	Registration Rights Agreement with Kodiak Capital Group, LLC, a Delaware limited liability company, dated March 1, 2015
10.1	Form of Promissory Note with Auction Coach.Com, LLC (incorporated by reference to Exhibit 4.5 of our registration statement on Form S-1 filed with the Securities and Exchange Commissioner on February 3, 2011)
10.2	Promissory Note with Donald Schroeder (incorporated by reference to Exhibit 4.6 of our registration statement on Form S-1 filed with the Securities and Exchange Commissioner on February 3, 2011)
10.3	Form of Indemnification Agreement (Directors) (incorporated by reference to Exhibit 10.3 of our registration statement on Form 10-12G filed with the Securities and Exchange Commissioner on July 11, 2013)
10.4	Consulting Agreement with Evan Karsch (incorporated by reference to Exhibit 10.4 of our registration statement on Form 10-12G filed with the Securities and Exchange Commissioner on July 11, 2013)
10.5	Form of Stock Purchase Agreement (incorporated by reference to Exhibit 10.1 of our registration statement on Form 10-12G filed with the Securities and Exchange Commissioner on July 11, 2013)
10.6	Management Consulting Agreement with Gallery Partners LLC (incorporated by reference to Exhibit 10.2 of our registration statement on Form 10-12G filed with the Securities and Exchange Commissioner on July 11, 2013)
10.7*Ω	Employment Agreement with Michael Holt, CEO dated January 1, 2015
10.8*Ω	Consulting Agreement with Bob van Leyen, CFO dated February 20, 2015
10.9*	Promissory Note with Indeglia & Carney, a professional corporation, dated January 23, 2015 in the amount of $54,124
10.10*	Securities Purchase Agreement with Indeglia & Carney, a professional corporation, dated January 23, 2015
10.11*	First Amendment to Promissory Note with Indeglia & Carney, a professional corporation, dated August 13, 2015 extending the maturity date of the note to January 23, 2016
10.12*	Unsecured Promissory Note in the amount of $100,000 with Kodiak Capital Group LLC, a Delaware limited liability Company, issued in connection with commitment fees due to Kodiak Capital Group. Note dated March 1, 2015
10.13*	Consulting Agreement with J. Johnson Consulting, LLC dated November 1, 2014
10.14*	Unsecured Promissory Note in the amount of $50,000 with J. Johnson Consulting, LLC dated November 1, 2014
10.15*	Unsecured Promissory Note in the amount of $55,000 with Don Schroeder dated November 7, 2014 in replacement of previously issued promissory notes
21.1*	Subsidiaries
23.1*	Consent of Independent Registered Public Accounting Firm

* Filed herewith

Ω This exhibit is a management contract or a compensatory plan or arrangement

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Penny Auction Solution, Inc.

Date: September 4, 2015	By:	/s/Michael Holt
Michael Holt
President, Chief Financial Officer, Secretary, Treasurer and Director
(Principal Executive and Financial and Accounting Officer)

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